Exhibit 1.1

CRH MEDICAL CORPORATION

ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

March 29, 2018

TABLE OF CONTENTS

GLOSSARY	3

TERMS OF REFERENCE	4

CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS	4

CORPORATE STRUCTURE	7

Intercorporate Relationships	8

GENERAL DEVELOPMENT OF THE BUSINESS	9

Three Year History	9

DESCRIPTION OF BUSINESS	11

Overview	11

CRH O’Regan System	11

Hemorrhoid Treatment Procedures	12

The CRH O’Regan System	13

Gastroenterology Anesthesia Services	18

RISK FACTORS	21

Risks Related to Our Company	21

DIVIDEND POLICY	37

DESCRIPTION OF CAPITAL STRUCTURE AND MARKET FOR SECURITIES	37

PRIOR SALES	38

ESCROW SECURITIES	39

DIRECTORS AND OFFICERS	39

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	42

CONFLICTS OF INTEREST	42

AUDIT COMMITTEE INFORMATION	43

Audit Committee Oversight	43

Reliance on Certain Exemptions	43

Pre-Approval Policies and Procedures	43

External Auditor Service Fees	44

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	44

MATERIAL CONTRACTS	44

LEGAL PROCEEDINGS	45

NAMES AND INTEREST OF EXPERTS	45

TRANSFER AGENTS AND REGISTRARS	45

ADDITIONAL INFORMATION	45

EXECUTIVE COMPENSATION	45

ADDITIONAL FINANCIAL INFORMATION	46

AUDIT COMMITTEE MANDATE	A - 1

GLOSSARY

This glossary contains general terms used in the discussion of the colorectal healthcare industry, as well as specific technical terms used in the descriptions of our technology and business.

Affordable Care Act (“ACA”)	A US healthcare reform law that expands and improves access to care and curbs spending through regulations and taxes.

Ambulatory Surgical Centers (“ASCs”)	Healthcare facilities, also known as outpatient surgery centers or same-day surgery centers, where surgical procedures not requiring an overnight hospital stay are performed.

Anoscope	An anoscope is an instrument used to view the anus and lowest portion of the rectum. An anoscope is a rigid tube (4 in or 10 cm long) that can be inserted with a lubricant into the anal canal. When the tube is inserted, a light source shone through the tube allows the examiner to see the wall of the anus and lower rectum. An anoscope is used to identify abnormalities in the anus and lower rectum, such as hemorrhoids, inflammation, or tumors.

Blind Technique	Performing the hemorrhoid ligation without the use of the anoscope.

CMS	Centers for Medicaid and Medicare Services

Colonoscopy	Visual inspection of the interior of the colon with a flexible, lighted tube inserted through the rectum.

CRH O’Regan Ligator	A disposable, minimally invasive hemorrhoid banding system.

CRH O’Regan System®	This includes the CRH O’Regan Ligator as well as the CRH O’Regan Ligator with Anoscope.

Crown Facility	The senior and subordinated credit facility from affiliates of Crown Capital Partners Inc. for CAD$22,500,000 as partial financing for the acquisition of GAA.

Certified Registered Nurse Anesthetists (“CRNAs”)	Registered nurses who have become anesthesia specialists by taking a graduate curriculum which focuses on the development of clinical judgment and critical thinking.

Dentate Line	Where the anal canal meets the rectum there is a ring of folds called the dentate line. Among these folds are the anal crypts, small tube-like depressions opening into the anal canal. The dentate line delineates where nerve fibers end. Above this line, this area is relatively insensitive to pain. Below the dentate line, the anal canal and anus are extremely sensitive.

Direct-to-physician program	CRH has leveraged the success of its Centers for Colorectal Health (which it operated across the United States between 2005 and 2010) to create its direct-to-physician program. The program consists of training, technology, practice support and marketing.

Embolism	An obstruction in a blood vessel due to a blood clot or other foreign matter that gets trapped while travelling through the bloodstream.

Endoscopic Procedure	Endoscopy is a minimally invasive diagnostic medical procedure. It is used to examine the interior surfaces of an organ or tissue. The endoscope can also be used for enabling biopsies and retrieving foreign objects.

Gastroenterologists (“GIs”)	Doctors specializing in diseases affecting gastrointestinal tract (i.e. organs from mouth to anus).

Hemorrhoids	Normal blood vessels in the anal canal which when enlarged, can cause problems and can be considered abnormal or a disease. Hemorrhoids can be either internal or external. Internal fall into four categories depending on the degree of severity, grade one being the least severe and grade four being the most severe. Hemorrhoids are commonly referred to as Hemorrhoidal Disease.

Hemorrhoid banding	A procedure where a small rubber band is placed around the base of the hemorrhoid inside the rectum, cutting off circulation, after which the hemorrhoid generally sloughs off within a few days.

Hemorrhoidectomy	Surgical removal of hemorrhoids.

Ligator	An instrument used for hemorrhoid banding or for placing and fastening a ligature.

Monitored Anesthesia Care (“MAC”)	Monitored anesthesia care (MAC) may include varying levels of sedation, anxiolysis, and analgesia. Based on the American Society of Anesthesiologists’ (ASA) standard for monitoring, MAC is to be provided by qualified anesthesia personnel who provide or medically direct a number of specific services such as administration of sedatives, analgesics, hypnotics, anesthetic agents or other medications as necessary.

Propofol

A prescription sedative-hypnotic drug (brand name Diprivan) that is administered intravenously. Propofol is commonly used in the induction of general anesthesia and can be used both for the induction and maintenance of general anesthesia. When administration of the drug is discontinued, it wears off rapidly, allowing the patient to awaken within a short time

MACRA	The Medicare Access and CHIP Reauthorization Act of 2015 repeals the sustainable growth rate – a series of Congressional fixes responsible for adjusting Medicare expenditures and provider reimbursement – and authorizes the Department of Health and Human Services to implement value-based initiatives aimed at improving care access for Medicare and CHIP beneficiaries.

RAP	Radiology, Anesthesiology, and Pathology. Refers to a provision that most insurance companies have in plans to limit the amount patients are responsible for when Radiology, Anesthesiology, and Pathology providers are not contracted

Sepsis	The presence of pus-forming bacteria or their toxins in the blood or tissues.

Sclerotherapy	A treatment for varicose veins involving injecting a solution directly into the vein.

Thrombosis	The formation or presence of a thrombus (a clot of coagulated blood attached at the site of its formation) in a blood vessel.

TERMS OF REFERENCE

The information set forth in this Annual Information Form is as of December 31, 2017, unless another date is indicated. All references to dollars ($) in this document are expressed in United States funds, unless otherwise indicated.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This Annual Information Form contains forward-looking statements within the meaning of applicable securities legislation concerning profitability; growth strategies; anticipated trends in our industry; our future financing plans; our anticipated needs for working capital and other events or conditions that may occur in the future. These forward-looking statements may include statements regarding perceived merit of our products and services, budgets, capital expenditures, operating costs, cash flow estimates and similar statements relating to our products, services, timelines, strategic plans, including our plans and expectations relating to the CRH O’Regan System, our anesthesiology operations, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

Readers are cautioned regarding statements discussing profitability; growth strategies; anticipated trends in our industry; our future financing plans; our anticipated needs for working capital; and other events or conditions that may occur in the future. Actual events or results may differ materially from those discussed in forward-looking statements. There can be no assurance that the forward-looking statements currently contained in this report will in fact occur. The Company bases its forward-looking statements on information currently available to it, and assumes no obligation to update them. The Company disclaims any intent or obligations to update or revise publicly any forward-looking statements whether as a result of new information, estimates or options, future events or results or otherwise, unless required to do so by law.

Forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors and material assumptions include, among others:

•

We may or may not successfully identify and complete corporate transactions on favorable terms or achieve anticipated synergies relating to any acquisitions or alliances, and such acquisitions could result in unforeseen operating difficulties and expenditures, or require significant management resources and significant charges.

•	If we are unable to manage growth, we may be unable to achieve our expansion strategy.

•

Changes to payment rates or methods of third-party payors, including United States government healthcare programs, changes to the United States laws and regulations that regulate payments for medical services, the failure of payment rates to increase as our costs increase, or changes to our payor mix, could adversely affect our operating margins and revenues.

•

We are subject to decreases in our revenue and profit margin under our fee for service contracts and arrangements, where we bear the risk of changes in volume, payor mix, RAP benefits, and third-party reimbursement rates.

•	ASCs or other customers may terminate or choose not to renew their agreements with us.

•	We may need to raise additional capital to fund future operations.

•	We are subject to various restrictive covenants and events of default under the Credit Facilities.

•	Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with increased leverage.

•	Our common shares may be subject to significant price and volume fluctuations.

•	We may write-off intangible assets.

•	If we are unable to maintain or increase anesthesia procedure volumes at our existing ASCs, the operating margins and profitability of our anesthesia segment could be adversely affected.

•	We may not be able to successfully recruit and retain qualified anesthesiologists or other independent contractors.

•

Adverse events related to our product or our services may subject us to risks associated with product liability, medical malpractice or other legal claims, insurance claims, product recalls and other liabilities, which may adversely affect our operations.

•	Our industry is subject to health and safety risks.

•	ACA reform in the United States may have an adverse effect on our business, financial condition, results of operations and cash flows and the trading price of our securities.

•	Failure to manage third-party service providers may adversely affect our ability to maintain the quality of service that we provide.

•	Income tax audits and changes in our effective income tax rate could affect our results of operations.

•	Our dependence on suppliers could have a material adverse effect on our business, financial condition and results of operations.

•	Unfavorable economic conditions could have an adverse effect on our business.

•	We may be subject to a variety of regulatory investigations, claims, lawsuits, and other proceedings.

•	If we are unable to adequately protect or enforce our intellectual property, our competitive position could be impaired.

•	The Company may not be successful in marketing its products and services.

•	Our employees and third-party contractors may not appropriately record or document services that they provide.

•	Failure to timely or accurately bill for services could have a negative impact on our net revenue, bad debt expense and cash flow.

•	We may be unable to enforce the non-competition and other restrictive covenants in our agreements.

•	Our senior management has been key to our growth, and we may be adversely affected if we lose any member of our senior management.

•	Our industry is already competitive and could become more competitive.

•

If there is a change in federal or state laws, rules, regulations, or in interpretations of such federal or state laws, rules or regulations, we may be required to redeem our physician partners’ ownership interests in anesthesia companies under the savings clause in our joint venture operating agreements.

•	Changes in the United States federal Anti-Kickback Statute and Stark Law and/or similar state laws, rules, and regulations could result in criminal offences and potential sanctions.

•	Our employees and business partners may not appropriately secure and protect confidential information in their possession.

•	We are dependent on complex information systems.

•	We may be subject to criminal or civil sanctions if we fail to comply with privacy regulations regarding the protection, use and disclosure of patient information.

•

We have a legal responsibility to the minority owners of the entities through which we own our anesthesia services business, which may conflict with our interests and prevent us from acting solely in our own best interests.

•	A significant number of our affiliated physicians could leave our affiliated ASCs.

•	If regulations or regulatory interpretations change, we may be obligated to re-negotiate agreements of our anesthesiologists or other contractors.

•	The continuing development of our products and provision of our services depends upon us maintaining strong relationships with physicians.

•	We operate in an industry that is subject to extensive federal, state, and local regulation, and changes in law and regulatory interpretations.

•	Unfavorable changes or conditions could occur in the states where our operations are concentrated.

•	Government authorities or other parties may assert that our business practices violate antitrust laws.

•

If we were to lose our foreign private issuer status under United States federal securities laws, we would likely incur additional expenses associated with compliance with United States securities laws applicable to United States domestic issuers.

•	Significant shareholders of the Company could influence our business operations, and sales of our shares by such significant shareholders could influence our share price.

•	Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to our shareholders.

•	Changes in the medical industry and the economy may affect the Company’s business.

•

Our industry is the subject of numerous governmental investigations into marketing and other business practices which could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations.

•	Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

•	We may face exposure to adverse movements in foreign currency exchange rates.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Annual Information Form under the heading “Risk Factors” and elsewhere.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The forward-looking statements contained in this Annual Information Form are based on the beliefs, expectations and opinions of management as of the date hereof. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers and investors should not place undue reliance on forward-looking statements. The Company does not intend to update forward-looking statements, except as required by law.

CORPORATE STRUCTURE

CRH Medical Corporation (“CRH” or the “Company”) was incorporated under the name Medsurge Medical Products Corp. on April 12, 2001 by registration of a Memorandum and Articles pursuant to the Company Act (British Columbia). The Company transitioned under the Business Corporations Act (British Columbia) on March 15, 2005 and changed its name to CRH Medical Corporation on April 28, 2006.

The registered and records offices of the Company are located at Suite 2600, 595 Burrard Street, Three Bentall Center, Vancouver, British Columbia, V7X 1L3, and its head office and principal place of business is located at Suite 578 – 999 Canada Place, World Trade Center, Vancouver, British Columbia, V6C 3E1, telephone (604) 633-1440, facsimile (604) 633-1443.

Intercorporate Relationships

The Company has the following wholly owned subsidiaries:

Subsidiary	Interest	Date of Incorporation	Jurisdiction of Incorporation
CRH Medical Corporation	100%	May 20, 2005	Delaware, United States
CRH Anesthesia Management LLC (“CRH Anesthesia Management”)	100%	November 12, 2014	Delaware, United States
Gastroenterology Anesthesia Associates LLC(1) (“GAA”)	-	June 12, 2012	Georgia, United States
NC GAA, PC(1) (“NC GAA”)	-	March 18, 2015	North Carolina, United States
CRH GAA PLLC(1) (“CRH GAA”)	-	April 11, 2016	Texas, United States
CRH Anesthesia of Gainesville LLC	100%	October 31, 2014(2)	Florida, United States
CRH Anesthesia of Florida LLC	100%	April 7, 2014(2)	Florida, United States
CRH Anesthesia of Cape Coral LLC	100%	Jul 20, 2015	Florida, United States
CRH Anesthesia of Knoxville LLC	100%	August 14, 2015	Tennessee, United States
CRH Anesthesia of Colorado, LLC	100%	March 9, 2016(3)	Delaware, United States
Alamo Sedation Associates LLC	100%	August 17, 2017	Texas, United States

(1)

The shares of GAA, NC GAA, and CRH GAA are owned by individual medical practitioners. The operations and corporate structure of these subsidiaries are governed by certain agreements, including loans by CRH Medical Corporation (Delaware) to the individual medical practitioners. These agreements, including the affirmative and negative covenants therein in favour of CRH, effectively provide CRH control of GAA, NC GAA and CRH GAA.

(2)

On February 23, 2015, IPS of Gainesville, LLC changed its name to CRH Anesthesia of Gainesville LLC. On February 12, 2015, Coastal Anesthesia Providers, LLC changed its name to CRH Anesthesia of Sarasota LLC. Subsequently, its name was changed to CRH Anesthesia of Florida LLC.

(3)	On June 23, 2017, CRH Anesthesia of Arapahoe LLC changed its name to CRH Anesthesia of Colorado, LLC

The Company also holds ownership interests in the following subsidiaries:

Subsidiary	Interest(1)	Date of Incorporation	Jurisdiction of Incorporation
Macon Gastroenterology Anesthesia Associates LLC (“MGAA”)	65%	November 30, 2015	Georgia, United States
Knoxville Gastroenterology Anesthesia Associates LLC (“KGAA”)	51%	July 29, 2015	Tennessee, United States
Austin Gastroenterology Anesthesia Associates PLLC (“AGAA”)	51%	April 11, 2016	Texas, United States
Community Anesthesia PLLC (“Community”)	65%	June 19, 2009	Massachusetts, United States
Arapahoe Gastroenterology Anesthesia LLC (“Arapahoe”)	51%	March 8, 2016	Delaware, United States
Osceola Gastroenterology Anesthesia Associates LLC (“Osceola”)	60%	January 12, 2017	Florida, United States
DDAB LLC (“DDAB”)	51%	November 4, 2015	Georgia, United States
West Florida Anesthesia Associates LLC (“West Florida”)	55%	June 14, 2017	Florida, United States
Central Colorado Anesthesia Associates LLC (“Central Colorado”)	51%	June 16, 2017	Colorado, United States
Raleigh Sedation Associates LLC (“Raleigh)	51%	August 29, 2017	North Carolina, United States

(1)	As a result of the operating agreements for the above entities, the Company controls MGAA, KGAA, AGAA, Community, Arapahoe, Osceola, DDAB, West Florida, Central Colorado, and Raleigh.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Year Ended December 31, 2015

During the year ended December 31, 2015, the Company added to its anesthesia business, which it started with the GAA acquisition, with four accretive anesthesia transactions: John’s Creek Anesthesia LLC (“John’s Creek”), MGAA, KGAA and Associates in Digestive Health LLC (“ADH”). In combination, the Company acquired these businesses for an aggregate purchase consideration of $19,888,352, including $18,465,700 paid via cash and $1,422,652 paid via shares. In, 2015, these transactions contributed revenues of $4,678,558 and net earnings before tax of $383,993.

The Company expanded its program to sell the CRH O’Regan System directly to physicians. As of December 31, 2015, the Company had trained 2,175 physicians to use the CRH O’Regan System, representing 811 clinical practices. This compares to 1,916 physicians trained at 701 clinical practices as of December 31, 2014.

In November 2015, the Company entered into a credit facility with the Bank of Nova Scotia (“Scotiabank”, and the credit facility, the “Scotia Facility”). The Scotia Facility, which had a maturity date of April 30, 2018, initially provided financing of up to $33,000,000. The Scotia Facility was repayable in full at maturity, with scheduled principal repayments on a quarterly basis beginning March 31, 2016 based upon the outstanding balance of the Scotia Facility. The Scotia Facility is a revolving credit facility which the Company could terminate at any time without penalty. The Scotia Facility bore interest at a floating rate based on the U.S. prime rate, LIBOR or bankers’ acceptance rates plus an applicable margin. The Scotia Facility was used to extinguish the Knight and Bloom Burton debt acquired in 2014.

In September 2015, the Company’s common shares were approved for listing on the NYSE MKT, LLC (the “NYSE MKT”) subject to continued satisfaction of listing requirements. The Company’s common shares began trading on the NYSE MKT under the ticker “CRHM” on September 3, 2015. The Company’s common stock is dual listed and trades on the TSX under its existing symbol “CRH.”

On March 25, 2015, the Company closed a bought deal equity offering and over-allotment option of 7,000,000 and 1,050,000 common shares, respectively, at a price of $2.72 (CAD$3.40) per common share for gross proceeds of $21,865,893 (CAD$27,370,000). In connection with the offering, the underwriters were paid a 6% commission totaling approximately $1,311,954 (CAD$1,642,200) and were issued 241,500 broker warrants with a total value of $249,149. The Company incurred additional share issuance costs of $299,230 (CAD$375,059) in relation to the offering.

Year Ended December 31, 2016

During the year ended December 31, 2016, the Company added to its anesthesia business with the acquisitions of Arapahoe, Community and AGAA. The Company spent a total aggregate consideration of $34.1 million for the purchase of these anesthesia businesses, which were financed by a combination of cash, deferred cash consideration, and an extension of the Scotia Facility. These transactions contributed a total of $18,567,366 in revenues and net earnings before tax of $6,266,973 in 2016.

In July of 2016, the Company hired Jay Kreger as President, CRH Anesthesia. Mr. Kreger is responsible for leveraging on CRH’s existing relationships within the GI community to drive expansion opportunities in the anesthesia services business across the United States.

As of December 31, 2016, CRH had trained a total of 2,414 physicians at 930 practices in the use of the CRH O’Regan System. This represents an increase of 239 physicians and 119 practices from December 31, 2015.

During the quarter ended June 30, 2016, the Company amended the subordinated note outstanding under the Crown Facility (the “Crown Note”) to accommodate an increase to the Scotia Facility.

In June of 2016, the Company amended the Scotia Facility (the “Amended Scotia Facility”) to include a syndicate with US Bank and increase the principal amount available from $33,000,000 to $55,000,000. As of December 31, 2016, the interest rate on all debt outstanding under the amended Scotia Facility was LIBOR plus 2.75% and the Company had drawn $28,722,305.

In January of 2016, the Company entered into a cross currency swap with Scotiabank to lock in the Canadian dollar to U.S. dollar foreign exchange rate on its Canadian dollar denominated Crown Note at 1.448.

Year Ended December 31, 2017

During the year ended December 31, 2017, the Company added to its anesthesia business with the acquisitions of DDAB, Osceola Gastroenterology Anesthesia Associates, West Florida Anesthesia Associates, Central Colorado Anesthesia Associates, Raleigh Sedation Associates, and Alamo Sedation Associates. The total aggregate consideration paid for these businesses was $33,153,268 paid in cash and financed through a combination of internally generated cash and the Company’s existing credit facility. In 2017, these transactions contributed a total of $14,274,148 in revenues and $3,746,763 in net earnings before tax.

As of December 31, 2017, CRH had trained a total of 2,686 physicians at 1,034 clinical practices in the use of the CRH O’Regan System. This represented an increase of 272 physicians and 104 practices from December 31, 2016.

In March of 2017, the Company announced its first MAC Program with Puget Sound Gastroenterology in Washington State. Under the terms of the agreement, CRH will develop and manage the MAC program and has the option to acquire a 51% interest in the newly created anesthesia business at a future date, no sooner than 12 months from March 2017 and up to June 30, 2019. Until such time as the option to purchase is exercised, the Company will not recognize any material revenue or expense from this transaction.

In June of 2017, the Company amended its existing Scotia Facility (the “Amended Scotia Facility”) to add JP Morgan to the syndicate of lenders and increase the principal amount available from $55,000,000 to $100,000,000. The Amended Scotia Facility has an accordion facility that would increase the amount of revolving credit facilities available to the Company by $25,000,000. As of December 31, 2017, the Company had drawn $61,700,000 and the interest rate on all debt outstanding under the Amended Scotia Facility was LIBOR + 2.50%. In conjunction with an increase to the Amended Scotia Facility, the Company repaid in full the principal owing on the Crown Facility of CAD$22,500,000 ($17,043,750), with related interest, prepayment penalties and other extinguishment costs of CAD$1,568,384 ($1,188,051).

In November of 2017 the final CMS 2018 Medicare Physician Fee Schedule was announced. The final CMS 2018 Medicare Physician Fee Schedule changes the billing structure for CRH’s primary billing code for anesthesia provided in conjunction with a lower endoscopy by eliminating the existing billing code and replacing it with two new billing codes. The new billing codes will have the net effect of decreasing the amount CRH will likely bill and collect for anesthesia services provided in conjunction with a lower endoscopy. The Company analyzed the impact of the new codes on its business and determined that when the new codes are implemented, based on our then current financial results, anesthesia revenue would decrease by approximately 12% and total revenue would decrease by approximately 10.5%. In addition, our total adjusted operating EBITDA(1) would decrease by approximately 20.0%.

(1)

Adjusted operating EBITDA is a non-IFRS measure defined as operating income before interest, taxes, depreciation, amortization, stock based compensation, acquisition related expenses and asset impairment charges. Refer to the end of this document for the reconciliation of reported financial results to non-IFRS measures.

In November of 2017, the Company announced a Normal Course Issuer Bid (the “Bid”), by virtue of which the Company may purchase for cancellation up to 7,120,185 of its common shares (the “Shares”) or approximately 10% of its issued and outstanding shares. The Company established an automatic purchase plan (the “Plan”), under which its broker of record, RBC Dominion Securities Inc., may purchase shares according to a prearranged set of criteria. Shares are purchased in the open market and are subject to a daily restriction of 103,902 shares, which is equal to 25% of the average trading volume for the preceding six months. The Bid commenced on November 9, 2017 and first purchases of the Plan started on November 20, 2017. The Bid will terminate on the earlier of (i) November 8, 2018,

(ii) the date the Company completes its purchases, and (iii) the date of notice by the Company of termination of the Bid. As of December 31, 2017, the Company repurchased 1,339,800 of its shares for a total cost, including transaction fees, of $2,872,713. As at December 31, 2017, 1,267,400 shares have been cancelled with the remaining 72,400 shares cancelled in January 2018.

DESCRIPTION OF BUSINESS

Overview

CRH is a North American company focused on providing physicians throughout the United States with innovative products and services for the treatment of gastrointestinal diseases. The CRH O’Regan System is a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the CRH O’Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the GIs it serves. The CRH O’Regan System is currently used in all 48 lower U.S. states.

In 2014, CRH acquired GAA, a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures. Performing these procedures under anesthetic provides more comfort for patients and allows GIs to perform more procedures. CRH has continued to leverage the capabilities it acquired through GAA to consolidate the highly fragmented gastroenterology anesthesia provider business. The Company’s goal is to establish itself as the premier provider of innovative products and essential services to GIs throughout the United States. Each of the Company’s two primary lines of business is discussed below. As of December 31, 2017, CRH has a majority ownership interest in 15 GI anesthesia practices in seven US states and services approximately 235,000 patient cases annually.

CRH O’Regan System

What are Hemorrhoids?

Hemorrhoids are normal cushions of tissue and blood vessels in the lower rectum which normally play a role in maintaining continence. In a large number of people, these hemorrhoidal cushions undergo changes which typically lead to any number of perianal symptoms. It is at this point when patients typically seek treatment for their hemorrhoidal “disease”. Hemorrhoids are classified as either internal or external:

•

External – swollen vascular and soft tissue which is present below the “Dentate Line” which can often be seen and felt under the skin outside the anal canal. They often appear as a small bulge and are the same color as the skin. These can become irritated, inflamed or thrombosed, are generally treated by over the counter remedies or in some cases, a surgical procedure. External hemorrhoids are often mistakenly “blamed” for patients’ symptoms that are actually caused by their internal hemorrhoids, explaining why so many patients with “external” symptoms respond to treating their internal hemorrhoids.

•

Internal – swollen and prolapsing vascular tissue which are inside of the anal opening, and form above the “Dentate Line”. When internal hemorrhoids become abnormal, they may protrude out through the anus while straining or during defecation. A reference to “hemorrhoids” in a clinical setting is generally a reference to internal hemorrhoids.

Internal hemorrhoids fall into one of four “grades” depending on the degree of severity. Grade I hemorrhoids do not prolapse, and so very infrequently cause symptoms. These patients are usually treated with over the counter remedies and diet, and if any symptoms are present they are typically self-limited. Grades II through IV are typically in need of treatment and rubber band ligation is the most frequent type of treatment utilized on these patients, although many Grade IV patients require surgical intervention, which is quite costly and painful. Successful treatment of lesser grades of hemorrhoids may well prevent the development of Grade IV disease.

There are many presumed factors which may increase the likelihood of developing hemorrhoidal symptoms. These factors include: aging, chronic constipation or diarrhea, pregnancy, hereditary issues, chronic straining during bowel movements, and faulty bowel function due to overuse of laxatives or enemas. Hemorrhoid symptoms include: itching, bleeding, swelling, prolapse, leakage, and in patients with associated external hemorrhoids, lumps and pain.

According to the National Institute of Health, the prevalence rate of hemorrhoids in the United States is at least 4.4% of the population and approximately 50% of the United States population will develop hemorrhoids by age 50.

According to the American Society of Colon and Rectal Surgeons, hemorrhoids are one of the most common ailments, with the onset typically occurring usually after age 30. The peak prevalence occurs between 45 and 65 years of age. Most patients with milder cases appear to suffer in silence, or may seek over-the-counter remedies, rather than turning to a medical professional.

Hemorrhoid Treatment Procedures

Rubber Band Ligation

A small rubber band is placed around the base of the hemorrhoid inside the rectum. The band cuts off circulation, the banded tissue sloughs within a few days, and scar tissue forms, preventing the tissue from prolapsing or causing symptoms. Rubber band ligation may be utilized for the vast majority of hemorrhoid patients.

The banding technique is the most widely accepted form of treatment as it requires no anaesthesia, is simple to perform, can be done in a doctor’s office, and is relatively inexpensive and effective.

Coagulation by use of lasers, heat or direct current

Coagulation by use of lasers or heat causes the treated hemorrhoid tissue to coagulate, creating scar tissue that is intended to stop the prolapse, lessening the hemorrhoidal symptoms. Coagulation can also be performed with infrared light (photocoagulation). It is mostly used for small to medium sized hemorrhoids. Direct current can be used in order to generate peroxide at one of the electrodes, which also creates scar tissue in an attempt to prevent hemorrhoid prolapse. This last procedure is fairly time consuming, and is accompanied by pain in a number of patients.

Injection sclerotherapy with chemicals

With injection sclerotherapy, a doctor injects a chemical solution under the surface of the hemorrhoid. The solution causes inflammation and scarring of the tissue in an attempt to keep the hemorrhoidal tissue from causing symptoms. This technique is not widely used, and complications can occur if the solution is not injected precisely where it is needed.

Surgery

A hemorrhoidectomy is performed by a surgeon with local anesthetic plus sedation, or more typically a spinal anesthetic or a general anesthetic. It is sometimes performed on an outpatient basis, but an overnight or inpatient hospital stay can be required. It is a more expensive procedure than the other options as it is required to be performed in a hospital or ambulatory surgery center. Surgery is accompanied by greater cost, as well as post procedural pain and disability.

Stapling

A “PPH” or a “stapled hemorrhoidectomy” utilizes a specialized device which can cut and then staple together a portion of the rectal lining, causing scar tissue that typically keeps the hemorrhoid tissue in place, minimizing the patient’s symptoms. This procedure gained favor because it caused less pain and disability than the conventional surgical hemorrhoidectomy, but more recent experience has shown that this procedure is not without the potential for significant complications.

Transanal Hemorrhoidal Dearterialization (“THD”)

A more recent development, this surgical procedure utilizes a specialized scope to help identify the arteries which supply blood to the hemorrhoidal tissues. This localization allows for the surgeon to suture those vessels, reducing blood flow to the hemorrhoids as well as to cause scarring which helps to minimize hemorrhoidal symptoms. This technique demonstrates promise, but it is still a surgical procedure, causing significantly more pain and disability than the non-surgical approaches outlined above.

The CRH O’Regan System

Invented in 1997 by laparoscopic surgeon Dr. Patrick J. O’Regan, and cleared by the United States Food and Drug Administration (“FDA”) in 2000, the CRH O’Regan System represents a significant advancement in rubber band ligation.

The CRH O’Regan System is an entirely disposable, single-use device for hemorrhoid treatment. Previous metal instruments were introduced in the 1950s and 1960s, before the advent of virulent, blood borne pathogens such as HIV and Hepatitis B and C. Today they pose reprocessing challenges and concerns about cross-patient infection.

The ligator is a plastic plunger suction device resembling a syringe, which is applied to each hemorrhoid in turn, two cm above the dentate line. Manual suction is induced to cause a portion of the hemorrhoid cushion to enter the nozzle, and the band is then released to strangulate the tissue. Only one band is used to facilitate the later adjustment and to reduce the risk of complications. This procedure can be performed under direct visualization with a specially designed anoscope or using a “blind” technique where the device is inserted to a mark through the anus and directed to one of the hemorrhoid cushions, which is then banded.

Evidence of Use

A large 2005 study of the CRH O’Regan System reported the lowest hemorrhoid treatment complication rate ever published at 16 out of 5,424 procedures, or 0.3%. Post-band bleed occurred in eight patients (0.4%), post-band pain in three patients (0.2%) and post-band thrombosis in five patients (0.3%). No other complications were observed. Compared to conventional rubber band ligation, these figures demonstrate a ten-fold reduction in complications. The results also showed the CRH O’Regan System to have lower recurrence (4.8%) at two years than previous banding techniques (12%) or even hemorrhoidectomy (5-8%). However, patient compliance with dietary changes and recommended bowel habits may have marked influence on recurrence rates and long-term studies to confirm whether this distinction exists at late follow-up have not been conducted.

A 2006 study was conducted to evaluate the effectiveness and complications associated with rubber band ligation using the CRH O’Regan System. The study included treatment for 60 patients and no major complications were noted. The study concluded that the CRH O’Regan System is associated with a good response and low complication rate. Minor early and late bleeding was reported in 10% and 6.7% respectively, but none was severe. Pain occurred in 6.7% but was not severe. In all cases clinical and endoscopic improvement was observed and patients of all ages, including the elderly, were found to be tolerant to the procedure. The study concluded the technique is a safe and reliable treatment option.

A 2008 study involving 113 patients and a total of 257 banding events concluded that the outpatient treatment of hemorrhoids by GIs using the CRH O’Regan System is safe and effective. Initial symptoms were resolved in 94% of patients, and rectal bleeding resolved in 90% of patients after at least one banding event. These results were sustained at three months. There were no cases of pelvic sepsis. Patient satisfaction with the System was high - overall, 81% were highly satisfied with their treatment and 75% said they would choose this therapy again over a surgical option and/or recommend it to a friend. Patients do not require time off from work after the procedure.

A 2010 study entitled The Long Term Results of Hemorrhoid Banding Using the O’Regan Disposable Suction Ligator, involved 20,286 ligations with the CRH O’Regan System on 6,690 patients. The results indicated an 8% recurrence of all three hemorrhoids over an average of 42 months and a 5% partial recurrence (one or two hemorrhoids). Complications were 0.2% per band or 0.6% per course of treatment. The study concluded that the use of the CRH

O’Regan System was a significant improvement on Barron’s original RBL device that has performed well since its introduction. The recurrence and partial recurrence rate is low and the safety profile is exceptional.

Commercialization Strategies

In 2008, as a strategy to achieve rapid adoption of the CRH O’Regan System by a broader segment of the medical community, the Company began developing the capability to bring our CRH O’Regan System directly to physicians. This strategy, called the “direct-to-physician program” positions the Company to increase the number of physicians who utilize the Company’s products, capture market share and build brand awareness and value.

More than 14.2 million colonoscopies are performed annually in the United States of which 82.5% are performed by approximately 8,000 GIs. It is estimated that hemorrhoids requiring treatment are diagnosed in 15% – 20% of colonoscopies. The Company believes that most of these hemorrhoid sufferers have historically gone untreated. The CRH O’Regan System provides GIs with an effective modality to treat hemorrhoidal disease and increase their practice revenue.

CRH is actively expanding the direct-to-physician program by targeting the distribution of the CRH O’Regan System directly to the over 8,000 GIs practicing in the United States. More than 75% of the gastroenterology groups trained by the Company since June 2008 have adopted the CRH O’Regan System.

CRH utilizes many methods to create awareness and demand for the CRH O’Regan System. Awareness is created through a number of channels and tactics, including key opinion leader endorsement and GI word-of-mouth; articles and advertisements in professional journals and publications; “Grand Rounds”-type presentations at academic institutions and Gastroenterology Fellowship Training Programs; exhibits and product demonstrations at GI conferences; and targeted email and direct mail campaigns. The information on the CRH O’Regan System website, including procedure videos and published research, also serves as an educational tool and an important source of awareness to the GI community.

The Company is continuing to introduce the CRH O’Regan System into the curriculum of the approximately 188 academic and hospital-based Gastroenterology Fellowship Programs throughout the United States as perianal care is not traditionally a topic covered during training. The treatment of hemorrhoids is a natural extension of the GI practice. Hemorrhoid treatment with the CRH O’Regan System expands the continuum of care and provides a fast and painless solution to patients. Since many hemorrhoid patients also require colonoscopy and other endoscopic services, adoption of the CRH O’Regan System creates additional patient and procedural revenue for the GIs traditional practice.

The integration of the CRH O’Regan System into a GI practice can increase practice revenues. For example, the treatment of patients using the CRH O’Regan System generates an hourly procedural reimbursement approximately equal to or greater than that of colonoscopy procedures. Moreover, the reimbursement is typically generated without the need for any additional staff, capital expenditures, or facility requirements.

In contrast to other treatment modalities, the CRH O’Regan System procedure takes less than a minute to perform, does not require anaesthesia or bowel preparation, is well tolerated by patients, and can be performed in an office setting as well as in ASCs. The CRH O’Regan System is totally disposable and does not require any capital investment.

CRH provides a comprehensive support program for GI practices, including providing clinical training, operational training and marketing programs and materials.

CRH provides physician-to-physician training for GIs at their own practice setting with patients they identify and recruit for treatment. This enables the GI to see a variety of pathology and learn the procedure by treating patients in a “hands-on” manner, ultimately leading to a greater comfort level with the technology and the associated necessary treatment protocols. These initial patients are also then scheduled for subsequent bandings - contributing to the start-up and growth of hemorrhoid procedures within the practice.

CRH also provides operational training and support to ensure that GI office staff are comfortable describing the procedure and are able to address the questions most frequently asked by hemorrhoid sufferers seeking our treatment. The training includes hemorrhoid education, technology facts, phone scripts, frequently-asked questions, optimal patient flow processes and scheduling methodologies, and a billing and coding overview. In addition, CRH provides hemorrhoid content that may be added to the GI practice website. The goal is to ensure that the GI practice can effectively convert treatment inquiries into patient appointments and bring new patients in.

CRH provides a comprehensive marketing support program to assist GIs with integrating the CRH O’Regan System into their practice. Marketing programs and materials are available at no charge and are designed to quickly and effectively educate new and existing patients about the procedure.

CRH also provides web-based marketing resources to GI practices by adding their practice profile to the CRH website. The CRH consumer website (www.crhsystem.com) directs hemorrhoid sufferers to trained physicians near them who offer our procedure. The creation of a direct link between the practice website and the CRH website has been one of the most beneficial tools for driving new patients to our GI partner practices.

Specialized Skill & Knowledge

The Company’s management team has developed specific skills and knowledge in the United States healthcare market from the Company’s prior operation of Centers for Colorectal Health. The degree to which the Company has operated within multiple states and the specific laws associated with healthcare services within each state provide it with a national scope of knowledge not easily acquired. There is a significant amount of fragmentation of legal requirements, medical service reimbursement levels and local healthcare contracting that the Company must evaluate prior to penetrating any particular market. Knowledge has been acquired by the Company in order to gather and process the critical information required to make quantifiable decisions to enter prospective markets. The Company continues to acquire this knowledge and processing skills by expanding the know-how of existing management and acquiring new personnel with the requisite skills sets required.

Competition

The majority of rubber band ligation procedures are performed using metal re-usable ligators and retractors. In the same way that disposable syringes have replaced re-usable syringes in most medical applications, it can be expected that disposable ligators will replace re-usable ligators. The table below, which compares the CRH O’Regan Ligator to the traditional device, as well as other hemorrhoid treatment devices, was prepared by the Company’s management.

	CRH O’Regan System	McGiveny Ligator	Other Diposable Ligators	Ultroid	IRC	HET	Endoscopic Banding
Assistance required	No	Often	Often	Sometimes	Often	Often	Yes
Length of procedure	Approximately 1 minute	Approximately 5 - 15 minutes	Approximately 5 - 10 minutes	Approximately 10 - 20 minutes	Approximately 5 - 10 minutes	Approximately 5 - 10 minutes	Approximately 10 - 30 minutes
Patient comfort	No Anoscope required, greater patient comfort	Anoscope and technique increase patient discomfort	Technique and multiple site banding increases patient discomfort	Length of procedure and Probe used for procedure increase patient discomfort.	Anoscope and technique increases patient discomfort	Most patients receive anesthesia because of risk of discomfort	Requires bowel preparation and sedation
Ease of Use by Physician	Easy to learn one handed technique	2 handed techniques required, instrumentation is more difficult to utilize	2 handed technique required	2 handed technique required, length of procedure make instrumentation is more difficult to utilize	2 handed technique required	Requires specialized anoscope and grasping devices	Requires endoscope and multiple assistance
Cleaning	Disposable	Sterilization and maintenance required.	Disposable, significantly more waste with suction tubing canisters	Disposable probe, hand piece not disposable and cannot be sterilized	Disposable	Disposable	Sterilization and maintenance required.

	CRH O’Regan System	McGiveny Ligator	Other Diposable Ligators	Ultroid	IRC	HET	Endoscopic Banding
Additional Equipment/Capital Investment required	None	Up front instrument purchase Cleaning and sterilizing expense	Wall suction	Power generator	Console unit to produce infrared	Current generator some instrumentation	Endoscopic facility and associated equipment
Training	On-site physician training	None	Non physician onsite and video	Non-physician onsite and video	Video	Non-physician onsite and video	Training included in fellowship
Other Support	Marketing and operational	None	Very limited	Marketing and operational	Patient education at additional cost	None	None
Cost	$65 -75	Initial cost + cost of cleaning and maintenance	$30 – 75 (includes tubing and canisters)	$80	Initial investment plus cost per treatment of ~$60	Initial investment plus a per treatment cost >$600/procedure	$250 + cost of endoscopy, ASC, etc.

Intangible Properties

Pursuant to an agreement dated May 8, 2001 as amended, the Company acquired the patent and all other rights to the CRH O’Regan Ligator from Dr. Patrick J. O’Regan, a former director of the Company, in exchange for common shares of the Company. The patent regarding the CRH O’Regan Ligator was registered in the name of the Company in the patent office on August 27, 2002. The CRH O’Regan System consists of the CRH O’Regan Ligator and the slotted Anoscope. The CRH O’Regan Ligator is a disposable, minimally invasive hemorrhoid banding device. The CRH O’Regan Ligator was patented in the United States by Dr. Patrick O’Regan. A list of the patents covering the Company’s technology is listed below.

Patent Portfolio
Country	Application or Patent Number	Title
US	7,029,438	ANOSCOPE
CA	2,363,473	ANOSCOPE
US	5,741,273	ELASTIC BAND LIGATION DEVICE FOR THE TREATMENT OF HEMORRHOIDS
CA	2,240,850	ELASTIC BAND LIGATION DEVICE FOR THE TREATMENT OF HEMORRHOIDS
Japan	4465179	ELASTIC BAND LIGATION SYSTEM FOR TREATMENT OF HEMORRHOIDS
US	US 9101360	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD
US	US 9622750	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD
US	13/972,202 - pending	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD
International – Patent Cooperation Treaty	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD
International – Patent Cooperation Treaty	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD
International – Patent Cooperation Treaty	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD
United States - (US)	14/807,304 - pending	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
China P.R. - (CN)	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
European Patent Convention - (EP)	13891750.5	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
China P.R. - (CN)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS

Patent Portfolio
Country	Application or Patent Number	Title
European Patent Convention - (EP)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
China P.R. - (CN)	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
European Patent Convention - (EP)	13892001.2	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
India - (IN)	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
Japan - (JP)	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
India - (IN)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
Japan - (JP)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
India - (IN)	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
Japan - (JP)	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
Hong Kong - (EP)	13891750.5/16114633.6	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
Hong Kong – (EP)	13891710.9/16114583.6	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
Hong Kong – (EP)	13892001.2/16114634.5	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS

Foreign Operations

While the Company’s headquarters are in Vancouver, British Columbia, substantially all of the Company’s revenues from sales of the CRH O’Regan System are generated in the United States.

Regulatory Approval

The FDA, Health Canada, and comparable agencies in other foreign countries impose requirements upon the design, development, manufacturing, marketing and distribution of medical devices. The applicable regulations require clearance or approval before the devices can be sold. After the applicable approvals are granted the regulatory agencies require companies to comply with quality system requirements and maintain annual registrations.

The Company has FDA 510(k) clearance (K963166 and K020702) for the United States and Medical Device Licences (#65042 and #65043) for Health Canada. These registrations are legal prerequisites for the Company to market and sell the CRH O’Regan Ligator, Anoscope and CRH O’Regan System in the United States and Canada and many countries worldwide that accept these registrations. The Company sub-contracts the design and manufacture of its O’Regan products to a Canadian manufacturer that holds certification for CRH products to ISO13485:2003.

Operations and Manufacturing

The Company manages sub-contracted activities and Quality Management System activities to ensure compliance with the requirements of ISO 13485:2003 and cGMP and is committed to continuously improve the quality of our products and services to better satisfy the needs and expectations of our customers.

All subcontractors are monitored and evaluated on a regular basis to ensure the highest quality product. On a continuous bases we manage the activities of the supply chain. While the Company has outsourced design and manufacturing activities, we maintain direct control over customer service activities to ensure that we provide our best service to our customers. Through an established system of customer feedback we are able to monitor for signs of quality problems and customer issues.

Customer and Technical Services

The Company has established a feedback system to provide early warning of quality problems and to determine whether it has met the customer’s requirements. Customer complaints, expressions of satisfaction and other unsolicited customer feedback are collected and processed by Customer Service.

Intellectual Property

A vital part of the Company’s business strategy is to protect its products and technologies through the use of patents, proprietary technologies and trademarks, to the extent available. Success will depend, in part, upon the ability to obtain and enforce strong patents, to maintain trade secret protection and to operate without infringing the proprietary rights of others. Current CRH policy is to seek patent protection for proprietary technology whenever and wherever commercially practical. It has acquired or received patents for marketing in the United States, Canada, Europe and in some parts of Asia. See “Risk Factors” regarding patent duration.

Employees

As at December 31, 2017, the Company had 11 full-time employees and a few part-time contractors supporting the CRH O’Regan System and related business operations. Additionally the Company has 7 full-time employees designated as corporate. We believe that our relationship with our employees is good and none of the employees is a member of a labor union or is covered by a collective bargaining agreement. All senior management, employees and consultants are required to sign confidentiality agreements, invention assignment, and non-competition provisions.

Cycles and Economic dependence

The provision of healthcare services in the United States has changed as a result of the shifts within the healthcare insurance market. Some of these shifts include a decline in overall Health Maintenance Organization (“HMO”) market-share due to patients demand to see “out of network” physicians. Other shifts are high deductible plans and health savings plans that are shifting the burden of healthcare expenditures directly to patients. These shifts have an effect on the frequency and the types of treatment that patients will seek and thus have an effect on treatments that may be considered elective. Although the treatment of hemorrhoids with ligation is a covered procedure by most insurance plans, some patients may still consider the treatment as elective due to the above factors.

Revenue from the sale of the CRH O’Regan System was $11,501,005 and $10,532,753 for the years ended December 31, 2017 and 2016 respectively. Many healthcare plans in the United States have deductibles and other patient related costs for the treatment of hemorrhoids. As a result of these plans, and other factors, the Company experiences fluctuations in quarterly revenue. Historically approximately 24% of the annual revenue is recorded in the first calendar quarter, 24% in the second calendar quarter, 25% in the third calendar quarter, and 27% of annual revenue from the sale of the CRH O’Regan System is recorded in the fourth calendar quarter.

Gastroenterology Anesthesia Services

The Company’s anesthesia services business specializes in providing anesthesia services during medical procedures performed by GIs in the United States. Most commonly this is propofol sedation for upper endoscopy and lower endoscopy procedures performed in ASCs. CRH Anesthesia enters into service agreements with facilities to become the exclusive provider of anesthesia services at that location. In return, CRH undertakes to staff the facility with the appropriately trained and experienced anesthetists and board certified anesthesiologists. In addition, CRH Anesthesia ensures its providers are credentialed to provide services at ASCs and that billing and payment for the rendered services is carried out. All payment for the delivered services is made by commercial or Government payors or by the patients themselves. The serviced GI group is not responsible for payment for the procedure. The Company has outsourced the billing, collection and certain management functions associated with providing the anesthesia services.

CRH Anesthesia currently provides anesthesia services in 35 GI-focused ASCs, to 235,000+ patients per year, using a team of more than 200 CRNAs and Physician Anesthesiologists.

Evidence of use

Based upon Medicare claims data, more than 50% of the approximately 25 million GI endoscopy procedures are performed with monitored anesthesia care (“MAC”). The remaining procedures use moderate sedation, typically by combining an opioid and benzodiazepine e.g. the fentanyl-Versed regimen, which does not require the involvement of an anesthetist.

The Centers for Disease Control and Prevention (“CDC”) launched the Screen for Life: National Colorectal Cancer Action Campaign in 1999 with the goal of raising awareness about the importance of colorectal cancer screening. As of June 2016, the program found that only 66% of U.S. adults were up to date with their colorectal screening. The campaign’s current goal is to have 80% of the population between the ages of 50 and 75 up to date on their screening by 2018.

The United States Census Bureau projects that the number of Americans between the ages of 50 to 75, the group targeted for screening, will grow from 91 million in 2014 to 99 million in 2020. Assuming 80% of that population gets screened, as targeted by the CDC, an additional 6.4 million colonoscopies would have to be performed in that period.

The use of anesthesia for GI endoscopic procedures has shown a significant increase in use over the last decade. A Medicare cohort study showed an anesthesia utilization rate of 11% in 2000, rising to 23.4% in 2006, while a published survey of commercial payor data showed anesthesia was used in 13.6% of cases in 2003, increasing to 35.5% in 2009, and was forecasted to increase to 53.7% during 2015. We believe anesthesia for GI endoscopy is the de facto standard of care and that adoption will continue to increase.

Physician and patient preference

We believe many GIs prefer Propofol sedation due to its pharmacologic properties that include rapid onset, rapid recovery and fewer recovery-associated symptoms compared to moderate sedation. This is associated with increased patient compliance during the procedure and less utilization of resources during recovery, which can improve costs, procedure throughput, and scheduling efficiency.

We believe patients also strongly prefer the use of anesthesia, which allows for a more comfortable procedure and a reduced recovery time that is free from nausea, memory loss, and drowsiness associated with the moderate sedation regimen.

Commercialization strategies

The Company’s anesthesia business strategy is to establish itself as a high quality, reliable provider of anesthesia services to ASCs performing GI endoscopies. There are approximately 800-1,000 GI-centric ASCs in the United States. Through organic and acquisition-based growth the Company expects to further penetrate the market by increasing the number of facilities in which it provides anesthesia services.

Organic growth includes same-unit procedure volume growth, primarily driven by patient case growth of the referring GI group. Facility-based organic growth involves entering into new service agreements either to service GI groups that do not currently utilize anesthetist-supervised sedation for their procedures or by replacing existing anesthesia providers.

The Company will also seek to expand its operations by both acquiring established GI-focused anesthesia groups and forming de novo partnerships. GI anesthesia acquisitions consist of either a 100% acquisition or a joint venture model where the Company attains majority ownership. A joint venture model allows the physician group to monetize a portion of their anesthesia business while retaining an ongoing revenue stream and reducing risk from an operational, regulatory, and reimbursement standpoint. A de novo partnership is provided as an option to those GI groups seeking to benefit financially from providing anesthesia services to their patients. This arrangement both creates a new source of revenue for the physicians and eliminates the need for involvement in daily operations. These business arrangements include the initial development and ongoing management of the anesthesia program. Additionally, CRH is granted a future option to purchase at least 51% of the new anesthesia entity, securing future revenue and a long-term contract to provide services. In all models, the Company integrates the acquired professional service agreements into its established billing and staffing processes.

Moreover, CRH provides practices with a “turn-key” anesthesia solution so that the integration of CRH’s services is done quickly and without disruption. This also allows GIs to focus solely on their core business of upper and lower endoscopies. In addition to the daily management of the anesthesia business through billing, collections, staff recruitment, credentialing, and scheduling, those partnering with CRH take advantage of such things as our quality assurance/quality improvement program, data collection and reporting, and patient questionnaires which can be a burden for many GI practices. CRH has established itself as a long-standing, trusted partner in the GI community through the CRH O’Regan System due to its focus on the patient and by providing a level of service to both the GI and practice staff that is unparalleled in the industry. The Company will continue to leverage the relationships that have been established with 2,400+ GIs throughout the country in order to propel its growth in anesthesia services.

The Company will also focus on establishing its reputation in the anesthesia space as a high-quality provider of anesthesia services, thereby fostering maintenance and adoption of its services.

Specialized Skill and Knowledge

The Company prides itself on its patient focus and commitment to improving patient care by the use of evidence-based medicine. The Company has retained access to key opinion leaders in the GI community and experienced anesthesiologists, whose market insight is invaluable in guiding the formulation and subsequent success of growth strategies for the Company. The Company acquired the requisite capabilities and expertise to successfully operate the acquired businesses and will continue to invest in their development and improvement. Areas of expertise include payer contracting, staffing, anesthesia provider credentialing, data collection and reporting, procedure billing, and collections. The Company continues to acquire knowledge in this space through each transaction and by acquiring new staff with requisite skills and expertise.

Competition

Though there are several large multi-speciality anesthesia providers, the market is highly fragmented, consisting primarily of many small anesthesia provider groups that service between one to three ASCs. Competition in the business is driven by a number of factors that include reputation, experience and the level of patient care. As such, at times the Company competes with other anesthesia management and provider groups to secure new service agreements and to maintain service agreements that are due for renewal. The Company plans to continue to focus on the GI market and leverage its reputation for high-quality value-added service, established through its CRH O’Regan System business to consolidate the market and further establish itself as a trusted anesthesia provider.

Additionally, the Company competes with other medical service companies and private equity groups that are active in acquiring and consolidating medical services groups, including in GI anesthesia.

The procedural volume of the Company’s anesthesia professional services agreements is also dependent upon the ability of the referring GI groups to acquire patients through direct patient acquisition or referral from a primary care physician.

Intangible properties

The Company’s intangible properties pertaining to the anesthesia business include its exclusive professional service agreements with each of the serviced facilities. The majority of our agreements are multi-year and can be renewed if agreed upon by both parties.

Foreign Operations

While the Company’s headquarters are in Vancouver, British Columbia, the majority of the Company’s O’Regan revenues and all of the Company’s revenues for anesthesia services are generated in the United States.

Economic Dependence

GI endoscopies are primarily elective procedures and are therefore susceptible to the dynamics of the general economy, which can influence the proportion of the population covered by private insurance and the number of patients willing to pay relevant copays and deductibles, thereby influencing overall procedure volumes.

Though the co-pay and deductible for anesthesia during screening colonoscopies was eliminated as a part of the ACA in 2015, many private healthcare plans in the United States have deductibles and other patient-related costs. As a result of these plans, payor mix, and other factors, the Company may experience fluctuations in quarterly revenue.

Revenue from Anesthesia services was $88,741,075 and $67,821,879 million for the years ended December 31, 2017 and 2016 respectively. Historically, approximately 24% of annual revenue generated from each ASC is recorded in the first calendar quarter, 24% in the second calendar quarter, 25% in the third calendar quarter, and 27% of annual anesthesia services revenue is recorded in the fourth calendar quarter.

In 2018, the Company expects revenue from anesthesia services for the acquisitions completed through December 31, 2017 to be negatively impacted by the November 2, 2017 CMS final rule coming into effect on January 1, 2018 and to be negatively impacted by changes in the per unit reimbursements received from our commercial payors. The CMS final rule will impact our revenue per case by an estimated 12.0% and the changes from our commercial payors is expected to impact our revenue per case by an additional 5%. We expect the negative impacts to anesthesia revenue to be offset through organic growth in patient cases and deployment of available capital for future acquisitions.

Employees

As is typical for operations of this nature, the service providers working with the Company are primarily independent contractors and as such the Company has only a minimal number of direct employees.

RISK FACTORS

This document contains forward-looking statements regarding our Company, business, prospects and results of operations that involve risks and uncertainties. Our actual results could differ materially from the results that may be anticipated by such forward-looking statements and discussed elsewhere in this Annual Information Form. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Annual Information Form. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common shares could decline.

Investment in the common shares of the Company is speculative and involves a high degree of risk, is subject to the following specific risks among others, and should be undertaken only by purchasers whose financial resources are sufficient to enable them to assume such risks. The common shares of the Company should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Prospective purchasers should review these risks as well as other matters disclosed elsewhere in this Annual Information Form with their professional advisors.

Risks Related to Our Company

We may or may not successfully identify and complete corporate transactions on favorable terms or achieve anticipated synergies relating to any acquisitions or alliances, and such acquisitions could result in unforeseen operating difficulties and expenditures, or require significant management resources and significant charges.

As a part of our growth strategy, we regularly explore potential acquisitions of complementary businesses, technologies, services or products as well as potential strategic alliances. We may be unable to find suitable acquisition candidates or appropriate partners with which to form alliances. Even if we identify appropriate acquisition or alliance candidates, we may be unable to complete the acquisitions or alliances on favorable terms, if at all, as a result of changes in tax laws, healthcare regulations, financial market, or other economic or market conditions. Acquisition activities can be thwarted by overtures from competitors for the targeted candidates, government regulation and replacement product developments in our industry. Competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our acquisition costs. In addition, the process of integrating an acquired business, technology, service or product into our existing operations could result in unforeseen difficulties and expenditures. Integrating completed acquisitions into our existing operations involves numerous short-term and long-term risks, including diversion of our management’s attention, failure to retain key personnel, long-term value of acquired intangible assets and acquisition expenses. In addition, we may be required to comply with laws, rules and regulations that may differ from those of the states in which our operations are currently conducted. Moreover, we may not realize the anticipated financial or other benefits of an acquisition or alliance.

Future acquisitions could also involve the issuance of equity securities, the incurrence of debt, contingent liabilities or amortization of expenses related to other intangible assets, any of which could adversely impact our financial condition or results of operations. The issuance of shares for an acquisition may result in dilution to our existing shareholders and, depending on the number of shares that we issue, the resale of such shares could affect the trading price of our common stock. In addition, equity or debt financing required for such acquisitions may not be available.

Any corporate transaction will be accompanied by certain risks including but not limited to:

•

exposure to unknown liabilities of acquired companies and the unknown issues with any associated technologies or research. Such liabilities may include liabilities for failure to comply with applicable laws, or liabilities relating to medical malpractice claims. Generally, we obtain indemnification agreements from the sellers of businesses acquired with respect to pre-closing acts, omissions and other similar risks. It is possible that we may seek to enforce indemnification provisions in the future against sellers who may no longer have the financial wherewithal to satisfy their obligations to us. Accordingly, we may incur material liabilities for past activities of acquired businesses;

•

certain acquired businesses may derive a greater portion of their revenue from government health programs than what we recognize on a consolidated basis, or may have business models with lower operating margins than ours, which could affect our overall payor mix or operating results in future periods;

•	higher than anticipated acquisition costs and expenses;
•	the difficulty and expense of integrating operations, systems, and personnel of acquired companies;
•	disruption of our ongoing business;
•	uncertainty that an acquired business will continue to maintain its pre-acquisition revenue and growth rates, or be profitable;
•	inability to retain key customers, vendors, and other business partners of the acquired company;
•	diversion of management’s time and attention;
•	the realization of financial and operating risks not fully anticipated; and
•

potential challenges under antitrust laws, either before or after an acquisition is consummated, which could involve substantial legal costs and result in the Company having to abandon the transaction or make a divestiture.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business, financial condition or results of operations.

If we are unable to manage growth, we may be unable to achieve our expansion strategy.

The success of our business strategy depends in part on our ability to expand our operations in the future. Our growth has placed, and will continue to place, increased demands on our management, operational and financial information systems, and other resources. Further expansion of our operations may require substantial financial resources and management attention.

To accommodate our past and anticipated future growth, and to compete effectively, we will need to continue to improve our management, to implement our operational and financial information systems, and to expand, train, manage, and motivate our workforce. Our personnel, systems, procedures, or controls may not be adequate to support our operations in the future. Further, focusing our financial resources and diverting management’s attention to the expansion of our operations may negatively impact our financial results. Any failure to improve our management, to implement our operational and financial information systems, or to expand, train, manage, or motivate our workforce may reduce or prevent our growth.

Changes to payment rates or methods of third-party payors, including United States government healthcare programs, changes to the United States laws and regulations that regulate payments for medical services, the failure of payment rates to increase as our costs increase, or changes to our payor mix, could adversely affect our operating margins and revenues.

We provide anesthesia services primarily through fee for service payor arrangements. Under these arrangements, we collect fees directly through the entities at which anesthesia services are provided. We assume financial risks related to changes in third-party reimbursement rates and changes in payor mix. Our revenue decreases if our volume or reimbursement decreases, but our expenses may not decrease proportionately.

We depend primarily on United States (“U.S”) government, third party commercial and private and governmental third-party sources of payment for the services provided to patients. The amount we receive for our services may be adversely affected by market and cost factors, as well as other factors over which we have no control, including changes to the Medicare and Medicaid payment systems. U.S. health reform efforts at the federal and state levels may increase the likelihood of significant changes affecting U.S. government healthcare programs and private insurance coverage. U.S. Government healthcare programs are subject to, among other things, statutory and regulatory changes, administrative rulings, interpretations and determinations concerning patient eligibility requirements, funding levels and the method of calculating payments or reimbursements, all of which could materially increase or decrease payments we receive from these government programs. Further, Medicare reimbursement rates are increasingly used by private payors as benchmarks to establish commercial reimbursement rates and any adjustment in Medicare reimbursement rates or formulas may impact our reimbursement rates from such private payors as well.

As the Medicare program transitions away from fee for service payment models and toward value-based payment methodologies, we may be required to make additional investments to receive maximum Medicare reimbursement. For example, the Medicare Physician Quality Reporting System provides additional Medicare compensation to physicians who implement and report certain quality measures. Further, MACRA requires the establishment of the Merit-Based Incentive Payment System under which, beginning in 2019, providers will receive payment incentives or reductions based on their performance with respect to clinical quality, resource use, clinical improvement activities, and meaningful use of electronic health records.

There are significant private and public sector pressures to reign in healthcare costs and to lower reimbursement rates for medical services, and we believe that such pressures will continue. Major payors of healthcare, including U.S. federal and state governments and private insurers, have taken steps in recent years to monitor and control costs, eligibility for, and use and delivery of healthcare services, and to revise payment methodologies. Further, the ability of commercial payors to control healthcare costs may be enhanced by the increasing consolidation of insurance and managed care companies, and the incursion of other private companies into the healthcare industry, all of which may reduce our ability to negotiate favorable contracts with such payors.

We expect efforts to impose greater discounts and more stringent cost controls by government and other payors to continue, thereby reducing the payments we receive for our services. The effect of cost containment trends will depend, in part, on our payor mix. We may not be able to offset reduced operating margins through cost reductions, increased volumes, the introduction of additional procedures or otherwise. In addition, future changes to reimbursement rates by government healthcare programs, cost containment measures by private third-party payors or other factors affecting payments for healthcare services may adversely affect our future revenues, operating margins, and profitability.

We are subject to decreases in our revenue and profit margin under our fee for service contracts and arrangements, where we bear the risk of changes in volume, payor mix, RAP benefits, and third-party reimbursement rates.

In our fee for service arrangements, which represent substantially all of our revenues, we collect the fees for services. Under these arrangements, we assume financial risks related to changes in the mix of patients covered by government-sponsored healthcare programs and third-party reimbursement rates. A substantial decrease in patient volumes, or an increase in the number of patients covered by government healthcare programs, as opposed to commercial plans that have higher reimbursement levels, or any potential shift in reimbursement mix could reduce our profitability and adversely impact future revenue growth. In some cases, our revenue decreases if our volume or reimbursement decreases, but our expenses may not decrease proportionately.

We operate a large number of anesthesia entities in many different markets. Each entity has a different mix of contracted and non-contracted relationships with commercial payors. In cases where are providers are not contracted, most payors have RAP provisions that limits the amount payable by patients when a non-contracted provider is utilized. .. In most cases, reimbursements we receive for anesthesia services are greater when we are non-contracted than they would be if we were contracted. As our anesthesia entities mature, we may choose or be required to enter into contracts with a majority of existing commercial payors which may result in decreased revenue, but our expenses may not decrease proportionately. Payors may also change the amount reimbursed for non-contracted providers which may also result in decreased revenue, but our expenses may not decrease proportionately

ASCs or other customers may terminate or choose not to renew their agreements with us.

Our professional service agreements with our partner ASCs currently range in duration from one year to 15 years and can be renewed if agreed upon by both parties. To date, with the exception of a contract in Sarasota, Florida, which was terminated as a result of an ASC closing and a NC GAA contract that the Company chose not to renew, all other professional service agreements have been renewed as required. Our contract with GAA-affiliated ASCs, currently our largest customer contributing 44% of our total revenue in 2016 and 26% of our total revenue in 2017, requires renewal by November 2021.

Our customers may cancel or choose not to renew their contracts with us. Changes in economic conditions, including decreased government and commercial reimbursement, hospital acquisition of ASCs for physician practices, or changes in the state or federal regulatory environment could influence future actions of our partners or other customers. To the extent that any significant agreement or agreements with our partners or other customers are canceled, or are not renewed or replaced with other arrangements having at least as favorable terms, our business, financial condition and results of operations could be materially adversely affected.

We may need to raise additional capital to fund future operations.

The Company became profitable in the first quarter of 2011, which was consistent with the Company’s new business development strategy introduced in the fourth quarter of 2010 to focus exclusively on selling its CRH O’Regan system directly to physicians. With the GAA Acquisition in the fourth quarter of 2014, the Company altered its business strategy further and now provides anesthesia services in addition to its existing medical product.

Based on our current cash resources, estimated capital requirements and anticipated revenues, we expect that we can maintain current operations. There can be no assurance that unforeseen developments or circumstances will not alter our requirements for capital. Any additional equity financing would be dilutive to our shareholders. If access to sufficient capital is not available as and when needed, our business may be impaired.

Advancing our product and current business operations, market expansion of our currently marketed product or growth of our anesthesia services, service of our debt, or acquisition and development of any new products, businesses or operations will require considerable resources and additional access to capital markets. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•	we experience more competition from other companies or in more markets than anticipated;
•

we experience delays or unexpected increases in costs in connection with maintaining regulatory approvals for our product or services in the various markets where we sell our product and provide our services;

•	we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, or other lawsuits, brought by either us or our competition;
•	we elect to raise additional capital in order to service or repay all or a portion of our outstanding debt;
•	we elect to develop, acquire or license new technologies, products or businesses; or
•	we are presented with suitable opportunities and elect to accelerate the pace of our continued growth strategy.

We could potentially seek additional funding through public or private equity or debt financing, corporate collaborations or through other transactions. However, if revenues are slow to increase or if industry and capital market conditions in general, are unfavourable, our ability to obtain significant additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that we may pursue may involve the sale of our common shares or financial instruments that are exchangeable for, or convertible into, our common shares, which could result in significant dilution to our shareholders.

If sufficient capital is not available, we may be required to delay or alter our current operations or our business expansion, either of which could have a material adverse effect on our business, financial condition, prospects, or results of operations.

We are subject to various restrictive covenants and events of default under the Credit Facilities.

Under the Credit Facilities, the Company has made various restrictive covenants to the lenders, including payment of interest and principal when due. The Credit Facilities are available for review on www.sedar.com.

If there is an event of default under either of these agreements, the principal amount owing under the Credit Facilities, plus accrued and unpaid interest, may be declared immediately due and payable. If such an event occurs, it could have a material negative impact on the Company financially. Any extended default under the Credit Facilities, could result in the loss of the Company’s entire business.

In addition, the Credit Facilities include various conditions and covenants that require CRH to obtain consents prior to carrying out certain activities and entering into certain transactions, such as incurring additional debt, repurchasing common shares of the Company, creating additional charges on the Company’s assets, and providing additional guarantees or disposing of certain assets. As a result of the restrictive covenants or other terms of any existing or new loan or other financing agreements, the Company may be significantly restricted in its ability to raise additional capital through bank borrowings and to engage in some transactions that CRH expects to be of benefit to the Company. The inability to meet these conditions and covenants or obtain lenders’ consent to carry out restricted activities could materially and adversely affect the business and results of operations of CRH.

We are exposed to market risk related to changes in interest rates. Our earnings are affected by changes in short-term interest rates as a result of borrowings under the Credit Facilities. As a result, if interest rates rise, our cost of borrowing will increase, negatively impacting our earnings.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with increased leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur additional debt above the levels currently in effect, the risks associated with our leverage, including those described above, would increase.

Our common shares may be subject to significant price and volume fluctuations.

The Company’s common shares trade on the Toronto Stock Exchange and on the NYSE MKT. Public markets, from time to time, experience significant price and volume fluctuations unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the common shares of the Company. In addition, the market price of the common shares is likely to be highly volatile. Moreover, it is likely that during future quarterly periods, the Company’s results and operations may fluctuate significantly or may fail to meet the expectations of stock market analysts and investors and, in such event, the market price of the common shares could be materially adversely affected. In the past, securities class action litigation or shareholder activism has often been initiated following periods of volatility in the market price of a company’s securities. Such litigation or shareholder activism, if brought against the Company, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may write-off intangible assets.

The carrying value of our intangible assets is subject to periodic impairment testing. Under current accounting standards, intangible assets are tested for impairment on an annual basis and we may be subject to impairment losses as circumstances change after an acquisition. If we record an impairment loss related to our intangible assets, which results from the anesthesia contracts that we acquire or other significant intangible assets, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our securities.

If we are unable to maintain or increase anesthesia procedure volumes at our existing ASCs, the operating margins and profitability of our anesthesia segment could be adversely affected.

Part of our growth strategy for our anesthesia services segment includes increasing our revenues and earnings through increasing the number of procedures performed at the ASCs we service. Procedure volume at the ASCs we serve may be adversely impacted by economic conditions, high unemployment rates, natural disasters, physicians who no longer utilize the ASCs we serve, and other factors that may cause patients to delay or cancel procedures. There are no assurances that we will be successful at increasing or maintaining procedure volumes, revenues, and operating margins at our ASCs.

We may not be able to successfully recruit and retain qualified anesthesiologists or other independent contractors.

The healthcare business is highly competitive. We compete with other healthcare providers, primarily hospitals and other surgery centers in recruiting and retaining a sufficient number of anesthesiologists to perform our services operations. We compete with many types of healthcare providers including teaching, research, and government institutions and other practice groups for the services of qualified anesthesiologists.

Some of our competitors may have greater resources than we do, including financial, marketing, staff, and capital resources. We may not be able to continue to recruit new anesthesiologists or renew contracts with existing contractors on acceptable terms. If we are not able to do so, our ability to provide anesthesia services and generate revenue and net income could be adversely affected.

Adverse events related to our product or our services may subject us to risks associated with product liability, medical malpractice or other legal claims, insurance claims, product recalls and other liabilities, which may adversely affect our operations.

There is an inherent risk in rubber band ligation of hemorrhoids, like other medical devices, and in the use of anesthesia services, like other medicines, of the occurrence of an adverse event. One example of such an event is that in rare cases rubber band ligation of hemorrhoids can lead to sepsis, which if left untreated, can result in serious medical consequences, including death. Examples of adverse events related to anesthesia include anaphylaxis, nerve damage, and embolism, which can result in serious medical consequences and in rare circumstances, can lead to death. Such adverse events could have material adverse consequences on our sales, business, operations and financial performance.

The occurrence of unanticipated serious adverse events or other safety problems could cause the governing agencies to impose significant restrictions on the indicated uses for which our product and services may be marketed, impose other restrictions on the distribution or sale of the product or provision of our services. In addition, post-market discovery of previously unknown safety problems or increased severity or significance of a pre-existing safety signal could result in withdrawal of the product from the market, product recalls or other material adverse effects on our operations.

We may be held liable or incur costs to settle liability claims if our product, services or contracted anesthesiologists cause injury. Although we currently maintain product liability and medical malpractice insurance, we cannot assure you that this insurance is adequate, and, at any time, it is possible that such insurance coverage may cease to be available on commercially reasonable terms, or at all. A product liability or medical malpractice claim, or a claim based in related legal theories of negligence or vicarious liability among others, could result in liability to us greater than our total assets or insurance coverage. Moreover, product liability, medical malpractice or other claims could have an adverse impact on our business even if we have adequate insurance coverage.

Our products and services have been approved by the applicable regulatory authorities. Our product and services may also fail to meet patient expectations or produce harmful side effects. Such unexpected quality, safety or efficacy issues may be caused by a number of factors, including manufacturing defects, failure to adhere to good clinical practices, failure to adhere to good manufacturing practices, non-compliance with clinical protocols or the presence of other inadequacies of product-related information conveyed to physicians or patients, or other factors or circumstances unique to the patient. Whether or not scientifically justified, such unexpected safety or efficacy concerns can arise and may lead to product recalls, loss of or delays in market acceptance, market withdrawals, or declining sales, as well as liability, consumer fraud and/or other claims.

It is impossible to predict the scope of injury or liability from such defects, adverse events or unexpected reactions, or the impact on the market for such products and services of any allegations of these claims, even if unsupported, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. Substantial damage awards and/or settlements have been handed down – notably in the United States and other common law jurisdictions – against medical companies based on claims for injuries allegedly caused by the use of their products and services. Although our shareholders would not have personal liability for such damages, the expenses of litigation or settlements, or both, in connection with any such injuries or alleged injuries and the amount of any award imposed on us in excess of existing insurance coverage, if any, may have a material adverse impact on us and on the price of our common shares. In addition, we may not be able to avoid significant liability exposure even if we take appropriate precautions, including maintaining liability coverage (subject to deductibles and maximum payouts). Any liability that we may have as a result could have a material adverse effect on our business, financial condition and results of operations, to the extent insurance coverage for such liability is not available. Liability claims in the future, regardless of their ultimate outcome, could have a material adverse effect on our reputation and on our ability to attract and retain customers.

Our industry is subject to health and safety risks.

We produce products and provide services for human use. While we take substantial precautions such as quality control, assurance testing, controlled production methods and approved clinical procedures, the associated health and safety risks cannot be eliminated. Our products or services may be found to be harmful, or to contain substances that are harmful to the health of our patients and customers and which, in extreme cases, may cause serious health conditions or death. This sort of finding may expose us to substantial risk of sanctions, litigation, and liability.

Further, we could be forced to discontinue production of certain products or methodology of certain services, which would harm our profitability. The Company maintains liability insurance coverage; however, there is no guarantee that our current coverage will be sufficient, or that we can secure insurance coverage in the future at commercially viable rates or with the appropriate limits.

We are unable to predict the impact of health reform initiatives, including the Health Reform Law.

Healthcare is subject to changing political, regulatory and other influences, which have resulted, and may continue to result, in reform initiatives that significantly impact healthcare providers. In particular, the Health Reform Law, as currently structured, expands coverage of uninsured individuals through the expansion of public programs and private sector health insurance reforms, and increases coverage of certain preventive services, including colonoscopies. We believe the Health Reform Law has resulted in an increased volume for certain procedures and in patients seeking care from us. In addition, the Health Reform Law promotes efforts intended to transform Medicare from a passive volume-based payment system to an active purchaser of quality goods and services. ACOs, other coordinated care models and other efforts to promote value-based spending in Medicare and other programs may increase competition for patients and negatively impact our anesthesia services and product businesses.

The President and certain members of Congress have indicated their intent to modify or repeal the Health Reform Law. In 2017, Congress eliminated the financial penalty associated with the individual mandate effective 2019, which may result in fewer individuals electing to purchase health insurance. Any government efforts related to health reform may have a material and adverse effect on our business, results of operations, cash flow, capital resources and liquidity. Moreover, the general uncertainty of health reform efforts, the Health Reform Law will be changed, and what and when alternative provisions if any, will be enacted may have a material and adverse impact our business, strategies, prospects, operating results or financial condition.

Failure to manage third-party service providers may adversely affect our ability to maintain the quality of service that we provide.

We outsource a majority of our revenue cycle management functions to third-party service providers. If our outsourcing partners fail to perform their obligations in a timely manner or at satisfactory quality levels, or if they are unable to attract or retain sufficient personnel with the necessary skill sets to meet our needs, the quality of our services and operations could suffer. In addition, our reliance on a workforce of others exposes us to disruptions in their business. Our ability to manage any difficulties encountered could be largely outside of our control. Diminished service quality from outsourcing or our inability to utilize service providers could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our securities.

Income tax audits and changes in our effective income tax rate could affect our results of operations.

Our effective tax rate could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses arising from stock option compensation, the valuation of deferred tax assets and liabilities and changes in federal, state or provincial tax laws and accounting principles. Increases in our effective tax rate could materially affect our net results.

In addition, we are subject to income tax audits by many tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Our dependence on suppliers could have a material adverse effect on our business, financial condition and results of operations.

The Company is economically dependent on one critical supplier for the CRH O’Regan System. The supplier, a clean room injection molding manufacturing company based in Ontario, Canada, performs contract manufacturing and assembly for the Company. Currently, the Company has one set of manufacturing molds for each product produced which are used for the injection molding and these molds are inventoried at the supplier’s facility.

Manufacturing operations are subject to numerous unanticipated technological problems and delays. Our manufacturers are, and will be, subject to regulations specified by the various regulatory bodies such as Health Canada and the FDA. There can be no assurance that we will be able to comply with all stated manufacturing regulations. Failure or delay by our manufacturers to comply with such regulations or to satisfy regulatory inspections could have an adverse effect on the Company’s business and operations.

The Company’s anesthesia services are dependent on maintaining a continual supply of Propofol. CRH currently sources Propofol through supply agreements with narcotics manufacturers and its physicians and medical practitioners. A breach of any of these agreements, or a deterioration of the relationships with the parties thereto, could result in an interruption of the Company’s Propofol supply. Any interruption in the Company’s Propofol supply could have a material adverse effect on the Company’s anesthesia business and operations.

As the Company is dependent on a minimal number of suppliers for all manufacturing services and procurement of Propofol, any interruption caused by a business shutdown by the supplier (e.g., bankruptcy, fire, or labour dispute) could be challenging for the Company. Although the Company mitigates these risks by maintaining open relationships with other suppliers that could perform similar services, maintaining an appropriate level of inventory, and performing quality and business audits of its suppliers on a regular basis, we cannot guarantee that we will be able to enter into new supply contracts, advantageous to us or at all, in the event of a shutdown. Any such shutdown may have a material adverse effect on our business, financial condition or results of operations.

Unfavorable economic conditions could have an adverse effect on our business.

Global economic conditions continue to be unpredictable and may result in slow economic growth and impact the number of unemployed and under-employed workers. We could experience additional shifts in the nature of patient reimbursement if economic conditions change. This may result in lower patient volumes.

Unfavorable economic conditions could also lead to additional increases in the number of unemployed and under-employed workers and decline in the number of private employers that offer healthcare insurance coverage to their employees. Employers that do offer healthcare coverage may increase the required contributions from employees to pay for their coverage and increase patient responsibility amounts. As a consequence the number of patients who participate in government-sponsored programs or are uninsured could increase. Payments received from government sponsored programs are substantially less than payments received from commercial and other third-party payors. A payor mix shift from commercial and other third-party payors to government payors may result in a decrease in our net revenue per patient case.

We may be subject to a variety of regulatory investigations, claims, lawsuits, and other proceedings.

Due to the nature of the Company’s business, including without limitation the Company’s public listing, operations in the medical industry, product and anesthesia services, we may be subject to a variety of regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of the Company’s business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business.

If we are unable to adequately protect or enforce our intellectual property, our competitive position could be impaired.

Our success and competitive position with the CRH O’Regan System are dependent in part upon our proprietary intellectual property. Our primary patents in the United States and Canada expired on March 8, 2016. Although we will continue to protect our proprietary rights through a variety of means including the filing of three additional patents in September 2013, one of which was issued in 2015 and a second one was issued in 2016, we cannot guarantee that the protective steps we have taken are adequate to protect these rights. Patents issued to or licensed by us in the past or in the future may be challenged and held invalid. The scope of our patent claims also may vary between countries, as individual countries have distinctive patent laws. In addition, as our patents expire, we may be unsuccessful in extending their protection through patent term extensions. The expiration of, or the failure to maintain or extend our patents, could have a material adverse effect on us.

Our commercial success depends in part on our ability to:

•	obtain patents and maintain their validity;
•	protect our trade secrets; and
•	effectively enforce our proprietary rights or patents against infringers.

Patent applications may not result in patents being issued. Until a patent is issued, the claims covered by the patent may be narrowed or removed entirely and therefore we may not obtain adequate patent protection. As a result, we may face unanticipated competition, or conclude that, without patent rights, the risk of bringing products to the market is too great. Any patents that we own may be challenged, invalidated or circumvented and may not provide us with protection against competitors. We may be forced to engage in costly and time-consuming litigation in order to protect our intellectual property rights. Patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products or technologies. Patent rights are limited in time and have expiration dates. Our patent rights may expire without replacement by further rights, which could increase our risk from competition. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and non-disclosure agreements. These agreements may not provide meaningful protection of our technology and operations model or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information and, in any event, others may develop independently, or obtain access to, the same or similar information. Our failure or inability to protect our trade secrets and proprietary know-how could impair our competitive position.

We may spend significant resources to enforce our intellectual property rights and such enforcement could result in litigation. Intellectual property litigation is complex and can be expensive and time-consuming. However, our efforts in this regard may not be successful. We also may not be able to detect infringement. In addition, competitors may design around our technology or develop competing technologies. Patent litigation can result in substantial cost and diversion of effort. Intellectual property protection may also be unavailable or limited in some foreign countries, enabling our competitors to capture increased market position. The invalidation of key intellectual property rights or an unsuccessful outcome in lawsuits filed to protect our intellectual property could have a material adverse effect on our financial condition, results of operations or prospects.

The success of our business depends in part on our ability to obtain and maintain intellectual property protection for our technology and know-how, and operate without infringing the intellectual property rights of others. It is possible that as a result of future litigation our products currently marketed may be found to infringe or otherwise violate third party intellectual property rights.

The Company may not be successful in marketing its products and services.

In order to sustain and increase revenues, the Company’s products and services must achieve a significant degree of market acceptance. If the Company is unable to promote, market and sell its products and services or secure relationships with physicians and ambulatory surgery centers, the Company’s business, financial condition and results of operations would be materially adversely affected.

Levels of market acceptance for our products and services could be impacted by several factors, many of which are not within our control, including but not limited to:

•	safety, efficacy, convenience and cost-effectiveness of our products and services;
•	scope of approved uses and marketing approval;
•	difficulty in, or excessive costs to, manufacturing;
•	infringement or alleged infringement of the patents or intellectual property rights of others;
•	maintenance of business arrangements with healthcare providers;
•	availability of alternative products or services from our competitors; and
•	acceptance of the price of our products and services.

If our competitors are able to develop and market products that are preferred over the CRH O’Regan System, are able to grow service businesses that are preferred over CRH’s anesthesia services or other businesses preferred over other products and services that we may develop, we may not be able to generate sufficient revenues to continue our operations.

We may not be able to contend successfully with competitors. The medical industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies, services and treatments. Certain of our competitors, either alone or together with their collaborators, have substantially greater resources than we do. The existence of other products, services or treatments of which we are not aware, or products, services or treatments that may be developed in the future may reduce the marketability of the CRH O’Regan System, CRH’s anesthesia services, and any future operations, particularly to the extent such products or services:

•	are more effective;

•	have fewer or less severe adverse side effects;
•	have better patient compliance;
•	receive better reimbursement terms;
•	are accepted by more physicians;
•	have better distribution channels;
•	are easier to administer; or
•	are less expensive.

Our employees and third-party contractors may not appropriately record or document services that they provide.

Our employees are responsible for appropriately recording and documenting the services they provide. We use this information to seek reimbursement for their services from third-party payors. In addition, we utilize third-party contractors to perform certain revenue cycle management functions for medical providers and payors, including medical coding and data reporting. If our employees and third-party contractors do not appropriately document, or where applicable, code for their services or our customers’ services, we could be subjected to administrative, regulatory, civil, or criminal investigations or sanctions and our business, financial condition, results of operations and cash flows could be materially adversely affected.

Failure to timely or accurately bill for services could have a negative impact on our net revenue, bad debt expense and cash flow.

Billing for healthcare services is an important and complex aspect of our business. We bill numerous and varied payors, such as managed care payors and Medicare Medicaid, and self-pay patients. These different payors typically have different billing requirements that must be satisfied prior to receiving payment for services rendered. Reimbursement is typically conditioned on our documenting medical necessity, the appropriate level of service and correctly applying diagnosis codes. Incorrect or incomplete documentation and billing information could result in non-payment for services rendered.

Additional factors that could complicate our ability to timely or accurately bill payors include:

•	disputes between payors as to which party is responsible for payment;
•	failure of information systems and processes to submit and collect claims in a timely manner;
•	variation in coverage for similar services among various payors;
•	our reliance on third-parties to provide billing services;
•	the difficulty of adherence to specific compliance requirements, diagnosis coding and other procedures mandated by various payors;
•	failure to obtain proper provider credentialing and documentation in order to bill various payors; and
•	failure to collect patient balances due to economic conditions or other unknown reasons.

To the extent that the complexity associated with billing for healthcare services we provide causes delays in our cash collections, we may experience increased carrying costs associated with the aging of our accounts receivable, as well as increased potential for bad debt expense.

We may be unable to enforce the non-competition and other restrictive covenants in our agreements.

As a material term and condition of each anesthesia medical practice acquisition, the sellers and owners enter into a restrictive covenant in favor of our purchasing entity, whereby the sellers and owners agree not compete in a specific restricted territory (the “Restrictive Covenants”). The restricted territory varies based upon the jurisdiction where the anesthesia medical practice is located. The length of the restricted period also varies based upon the jurisdiction where the anesthesia medical practice is located. If the sellers and owners, individually or collectively, breach the Restrictive Covenants, the definitive purchase agreements provide us with the remedies of injunctive relief and liquidated damages based upon a negotiated, predetermined estimate of damages. Additionally, we have negotiated additional special covenants, which vary from transaction to transaction, that provide us with the remedy of liquidated damages based upon a negotiated, predetermined estimate of damages. If a court determines that such liquidated damages are unenforceable as a penalty, as a result of such determination our business, financial condition, and results of operations could be adversely affected.

The law governing non-competition agreements and other forms of restrictive covenants varies from jurisdiction to jurisdiction. Although we believe that the Restrictive Covenants applicable to our anesthesiologists, contractors, and other business partners are reasonable in scope and duration and therefore enforceable under applicable law, courts and arbitrators in some jurisdictions are reluctant to strictly enforce non-competition agreements and restrictive covenants. If we are unable to enforce the Restrictive Covenants in these agreements, our business, financial condition, results of operations, and cash flows could be materially adversely affected. We cannot predict whether a court or arbitration panel would enforce these Restrictive Covenants.

Our senior management has been key to our growth, and we may be adversely affected if we lose any member of our senior management.

The Company is dependent on its senior management. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. In addition, because of a relative scarcity of individuals with the high degree of education and business experience required for our business, competition among companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all. The loss of key management personnel or our inability to attract, retain, and motivate sufficient numbers of qualified management personnel could have a material adverse effect on the Company.

Incentive provisions for our key executives include the granting of equity-based compensation that vest over time or are based on performance and are designed to encourage such individuals to stay with us. However, a low share price, whether as a result of disappointing growth, revenues, income, or as a result of market conditions generally, could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors or other businesses who could offer a better compensation package. If we are unable to attract and retain key personnel, our business, financial condition, and results of operations may be adversely affected.

Our industry is already competitive and could become more competitive.

The healthcare industry is highly competitive and subject to continual changes in the methods by which services are provided and the manner in which healthcare providers are selected and compensated.

Because some of our operations consist primarily of anesthesia services provided within ASCs, we compete with other healthcare services companies and physician groups for contracts with ASCs to provide our services to patients. Our anesthesia services are provided under exclusive professional service agreements of varying duration which we may need to renew, renegotiate or replace. Our ability to renew, renegotiate or replace significant agreements will be critical to our success. We also face competition from hospitals to provide our services.

Companies in other healthcare industry segments, some of which have greater financial and other resources than ours, may become competitors in providing gastroenterology services or anesthesia care. Additionally we face competition from healthcare-focused and other private equity firms. We may not be able to continue to compete effectively in this industry and additional competitors may enter metropolitan areas where we operate. This increased competition may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If there is a change in federal or state laws, rules, regulations, or in interpretations of such federal or state laws, rules or regulations, we may be required to redeem our physician partners’ ownership interests in anesthesia companies under the savings clause in our joint venture operating agreements.

The operating agreements with our physician partners contain a savings clause that is triggered upon an adverse governmental action, including a change in federal or state laws, rules or regulations or an interpretation of such federal or state laws, rules or regulations (each an “Adverse Governmental Action”). Upon the occurrence of an Adverse Governmental Action the savings clause will require divestiture of the physicians’ ownership in the anesthesia company and we would be required to redeem the physicians’ ownership interest. If an Adverse Governmental Action occurs under a particular state’s law, we would be required to redeem the ownership interests of each physician partner in such state. If an Adverse Governmental Action occurs under federal law, we would be required to redeem the ownership interest of each physician partner in the United States. The redemption price of each anesthesia company is based upon a predetermined multiple of such anesthesia company’s EBITDA, which reflects the fair market value of the redeemed interests. This could impact our cash flow during the redemption period. The redemption occurs over a period of four or five years depending on each applicable operating agreement.

Changes in the United States federal Anti-Kickback Statute and Stark Law and/or similar state laws, rules, and regulations could result in criminal offences and potential sanctions.

The United States federal Anti-Kickback Statute (the “Anti-Kickback Statute”) prohibits the offer, payment, solicitation, or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid, or any other federally-funded healthcare program. Additionally, the Anti-Kickback Statute prohibits any form of remuneration in return for purchasing, leasing, ordering or arranging for, or recommending the purchasing, leasing, or ordering of items or services payable by Medicare, Medicaid, or any other federally-funded healthcare program. The Anti-Kickback Statute is very broad in scope, and existing case law and regulations have not uniformly or definitively interpreted many of its provisions. Violations of the Anti-Kickback Statute may result in substantial civil or criminal penalties, including imprisonment of up to five years, criminal fines of up to $25,000, civil monetary penalties of up to $50,000 for each violation, plus three times the remuneration involved or the amount claimed, and exclusion from participation in the Medicare and Medicaid programs.

The United States federal physician self-referral law (the “Stark Law”), prohibits, subject to certain exceptions, physicians from making referrals of a Medicare or Medicaid beneficiary for a “designated health service” to an entity if the physician or an immediate family member has a financial relationship with the entity. Some of the services our affiliated physicians and professional groups provide include designated health services. A violation of the Stark Law could result in repayment of amounts collected for services furnished pursuant to an unlawful referral, the imposition of civil monetary penalties, and exclusion from participation in the Medicare and Medicaid programs.

Many states have enacted laws similar to the Anti-Kickback Statute and, to a lesser degree, the Stark Law. These laws generally apply to both government and non-government health programs. These laws vary from state to state and have infrequently been the subject of judicial or regulatory interpretation.

Other federal healthcare fraud and abuse laws prohibit healthcare-related fraud, theft or embezzlement, false statements, obstruction of criminal investigations, and money laundering. These laws apply to all healthcare programs regardless of whether such programs are funded in whole or in part with federal funds. Violations of these provisions constitute felony criminal offenses, and potential sanctions for such violations include imprisonment and/or substantial fines.

Although our operations and arrangements with our affiliated physicians and professional groups have been structured in an attempt to comply with the Anti-Kickback Statute and the Stark Law and similar state laws, a government agency or a private party could assert a contrary position. Additionally, new federal or state laws may be enacted that would cause our arrangements with our affiliated physicians and professional groups to be illegal or result in the imposition of fines and penalties against us.

Our employees and business partners may not appropriately secure and protect confidential information in their possession.

Each of our employees and business partners is responsible for the security of the information in our systems and to ensure that private and financial information is kept confidential. Should an employee or business partner not follow appropriate security measures, including those related to cyber threats or attacks, such non-compliance may result in the release of private or confidential financial information. The release of such information could have material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on complex information systems.

Our business depends on standardized procedures for operational, financial and billing operations and numerous complex, integrated information systems, some of which are licensed from third parties, and any failure to successfully maintain these systems, or implement new systems, or any disruptions in our information systems could materially harm our operations.

We may be subject to criminal or civil sanctions if we fail to comply with privacy regulations regarding the protection, use and disclosure of patient information.

The Health Insurance Portability and Accountability Act (“HIPAA”) Privacy Rule (the “Privacy Rule”) restricts the use and disclosure of patient information and requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule (the “Security Rule”) establishes elaborate requirements for safeguarding patient health information transmitted or stored electronically.

The Privacy Rule and Security Rule require the development and implementation of detailed policies, procedures, contracts and forms to assure compliance. We have implemented such compliance measures, but we may be required to make additional costly system purchases and modifications to comply with evolving HIPAA rules, and our failure to comply may result in liability and adversely affect our business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.

We have a legal responsibility to the minority owners of the entities through which we own our anesthesia services business, which may conflict with our interests and prevent us from acting solely in our own best interests.

As the owner of majority interests in the limited partnerships and limited liability companies that own our anesthesia service businesses, we owe a fiduciary duty to the non-controlling interest holders in these entities and may encounter conflicts between our interests and those of the minority holders. In these cases, our representatives on the governing board of each partnership or joint venture are obligated to exercise reasonable, good faith judgment to resolve the conflicts and may not be free to act solely in our own best interests. In our role as manager of the limited partnership or limited liability companies, we generally exercise our discretion in managing the business of our anesthesia practices. Disputes may arise between us and our physician partners regarding a particular business decision, or the interpretation of the provisions of the limited partnership agreement or limited liability company operating agreement. These agreements provide for arbitration as a dispute resolution process in some circumstances. There is no assurance that any possible dispute will be resolved amicably, or that any dispute resolution will be on terms satisfactory to us.

A significant number of our affiliated physicians could leave our affiliated ASCs.

Our affiliated physicians may leave our affiliated ASCs for a variety of reasons, including retirement, death and to provide services for other types of healthcare providers, such as teaching, research and government institutions, hospitals and health systems and other practice groups. If a substantial number of our affiliated physicians leave our affiliated ASCs, our business, financial condition, results of operations and cash flows could be materially adversely affected.

If regulations or regulatory interpretations change, we may be obligated to re-negotiate agreements of our anesthesiologists or other contractors.

Due to regulations prohibiting the corporate practice of medicine, the shares of GAA, CRH GAA PLLC and NC GAA, PC are owned by an individual medical practitioner. GAA, CRH GAA PLLC and NC GAA, PC operations and corporate structures are governed by certain agreements, including a loan by CRH Medical Corporation to the individual medical practitioner. These agreements, including the affirmative and negative covenants therein in favour of CRH, effectively provide CRH control of GAA, CRH GAA PLLC and NC GAA, PC.

If certain regulations or regulatory interpretations change, particularly in relation to the medical practice and physician ownership, we will be obligated to adapt or re-negotiate our operating agreements to comply with such regulations. The cost of adapting or re-negotiating these agreements could be substantial. There can be no assurance, however, that our existing capital resources would be sufficient for us to meet any future obligations to adapt or re-negotiate our operating agreements, if they arise.

The re-negotiating of these agreements could have a material adverse effect on our financial condition and results of operations. While we believe physician ownership and our operating strategy is in compliance with applicable law, we can give no assurances that legislative or regulatory changes would not have an adverse impact on us. From time to time, these issues are considered by some state legislatures and federal and state regulatory agencies.

The continuing development of our products and provision of our services depends upon us maintaining strong relationships with physicians.

The marketing and sales of our products and services is dependent upon our maintaining working relationships with physicians. If we are unable to maintain our strong relationships with these professionals, the development and marketing of our products and services could suffer, which could have a material adverse effect on our consolidated earnings, financial condition, and/or cash flows.

We operate in an industry that is subject to extensive federal, state, and local regulation, and changes in law and regulatory interpretations.

The healthcare industry in the United States is subject to extensive federal, state, and local laws, rules, and regulations relating to, among other things:

•	payment for services;
•	corporate practice of medicine;
•	conduct of operations, including fraud and abuse, anti-kickback, physician self-referral, and false claims prohibitions;
•	reporting of quality measures;
•	protection of patient information; and
•	medical waste disposal and environmental protection.

Unfavorable changes or conditions could occur in the states where our operations are concentrated.

A majority of our anesthesia services revenue in 2017 was generated by our operations in seven states. In particular, Georgia, Tennessee, Colorado and Texas accounted for approximately 81% of our anesthesia revenue in 2017. Adverse changes or conditions affecting these particular states, such as healthcare reforms, changes in laws and regulations, reduced reimbursements and government investigations, economic conditions, extreme weather conditions, and natural disasters may have a material adverse effect on our business, financial condition, results of operations, cash flows, and the trading price of our securities.

Government authorities or other parties may assert that our business practices violate antitrust laws.

The healthcare industry is subject to close antitrust scrutiny. In recent years, United States regulatory authorities have taken increasing steps to review and in some cases take enforcement action against business conduct and acquisitions in the healthcare industry. Violations of antitrust laws may be punishable by substantial penalties including significant monetary fines, civil penalties, criminal sanctions, and consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. Any of these penalties could have material adverse effects on our business’ financial condition and results of operations.

If we were to lose our foreign private issuer status under United States federal securities laws, we would likely incur additional expenses associated with compliance with United States securities laws applicable to United States domestic issuers.

As a foreign private issuer, as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended, we are exempt from certain of the provisions of United States federal securities laws. For example, the United States proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of United States companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to United States companies under the United States Securities Act of 1933, as amended, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future.

Significant shareholders of the Company could influence our business operations, and sales of our shares by such significant shareholders could influence our share price.

The exercise of voting rights associated with shares held by any significant shareholder of the Company at meetings of shareholders may have significant influences on our business, and operations. If such a shareholder holds those shares for the purpose of investment, and if it were to sell those shares in the market in the future, it could have significant influences on our share price, depending on the market environment at the time of such sale.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to our shareholders.

Some of the provisions in our articles of incorporation and by-laws could delay or prevent a third party from acquiring us or replacing members of our Board of Directors, even if the acquisition or the replacements would be beneficial to our shareholders. These provisions could also reduce the price that certain investors might be willing to pay for our securities and result in the market price for our securities, including the market price for our common shares, being lower than it would be without these provisions.

Changes in the medical industry and the economy may affect the Company’s business.

The Company’s business may be affected by factors beyond its control, such as an economic recession or the aggressive pricing policies of competitors. Future technological advances in the continually-changing medical industry can be expected to result in the availability of new products and services that will compete with the products and services that the Company may develop, or render the Company’s current product and anesthesia services obsolete. We expect that market demand, governmental regulation, government and third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances, which may exert further downward pressure on the prices of our products and services and could adversely impact our business, financial condition, and results of operations.

Our industry is the subject of numerous governmental investigations into marketing and other business practices which could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations.

Our industry is the subject of numerous governmental investigations into marketing and other business practices. This has included increased regulation, enforcement, inspections, and governmental investigations of the medical device industry and disclosure of financial relationships with healthcare professionals. These investigations could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations. We anticipate that the government will continue to scrutinize our industry closely, and that additional regulation by governmental authorities, both foreign and domestic, may increase compliance costs, exposure to litigation and other adverse effects to our operations.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including those of Canadian securities regulators, the United States Securities and Exchange Commission, the Toronto Stock Exchange and the NYSE MKT are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. All of these uncertainties are leading generally toward increasing insurance costs, which may adversely affect our business, results of operations and our ability to purchase any such insurance, at acceptable rates or at all, in the future.

We may face exposure to adverse movements in foreign currency exchange rates.

Our business is primarily based in the United States with a significant portion of our revenues, expenses, current assets and current liabilities denominated in United States dollars. Our financial statements are also expressed in United States dollars. An increase or decrease in the value of foreign currencies relative to the United States dollar could result in increased expenses and losses from currency exchange rate fluctuations.

DIVIDEND POLICY

We have not declared or paid any dividends on our outstanding common shares since our inception and we do not anticipate that we will do so in the foreseeable future. The declaration of dividends on our common shares is within the discretion of the Board of Directors and will depend on the assessment of, among other factors, earnings, capital requirements and our operating and financial condition. At the present time, anticipated capital requirements are such that we intend to follow a policy of retaining earnings in order to finance the further development of the business.

DESCRIPTION OF CAPITAL STRUCTURE AND MARKET FOR SECURITIES

The Company is authorized to issue 100,000,000 common shares without par value of which 73,018,588 were issued and outstanding as of December 31, 2017. There is one class of shares only. Our common shares, which have no par value, are issued in registered form. The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank pari passu, each with the other as to all benefits which might accrue to the holders of such common shares. The holders of common shares have the right to receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, any dividends declared by the Company.

All registered shareholders are entitled to receive a notice of any general meetings to be convened by the Company. At any general meeting, subject to the restrictions on joint registered owners of common shares, on a show of hands, every member who is present in person and entitled to vote thereat and every proxyholder duly appointed by a holder of a common share who would have been entitled to vote shall have one vote and on a poll every member shall have one vote for each common share of which he is the registered holder and may exercise such vote either in person or by proxy. The common shares do not have any pre-emptive rights, conversion rights or redemption rights.

Our common shares trade on the Toronto Stock Exchange under the symbol “CRH”. Our common shares are also listed on the NYSE MKT under the symbol “CRHM” in the United States.

The following table sets forth the high, low and ending sales prices of our common shares on the Toronto Stock Exchange for each of the months of the last completed financial year ended December 31, 2017.

2017	Max	Min	End	Total Volume
January	CAD$8.17	CAD$7.06	CAD$8.07	3,720,702
February	CAD$9.34	CAD$8.04	CAD$9.19	5,255,084
March	CAD$11.50	CAD$9.24	CAD$10.87	13,314,087
April	CAD$12.35	CAD$7.56	CAD$8.03	16,660,215
May	CAD$8.76	CAD$6.72	CAD$8.24	9,998,747
June	CAD$8.24	CAD$6.83	CAD$7.38	3,998,574
July	CAD$7.50	CAD$3.97	CAD$4.09	12,738,380
August	CAD$4.67	CAD$2.67	CAD$3.09	13,655,851
September	CAD$3.88	CAD$2.63	CAD$3.25	7,456,711
October	CAD$3.40	CAD$2.91	CAD$3.03	4,933,985
November	CAD$3.09	CAD$1.86	CAD$2.45	11,089,422
December	CAD$3.44	CAD$2.41	CAD$3.31	8,415,392

The following table sets forth the high, low and ending sales prices of our common shares on the NYSE MKT for each of the months of the last completed financial year ended December 31, 2017.

2017	Max	Min	End	Total Volume
January	$6.25	$5.25	$6.25	1,468,587
February	$7.13	$6.15	$6.93	1,542,930
March	$8.70	$6.95	$8.20	4,526,514
April	$9.25	$5.80	$5.90	6,608,480
May	$6.35	$4.95	$6.05	3,827,681
June	$6.15	$5.15	$5.70	1,367,181
July	$5.75	$3.20	$3.25	4,603,060
August	$3.73	$2.15	$2.48	4,794,372
September	$3.15	$2.20	$2.60	1,556,341
October	$2.70	$2.25	$2.30	1,954,924
November	$2.40	$1.50	$1.90	2,969,999
December	$2.70	$1.90	$2.65	4,045,960

PRIOR SALES

The following table sets forth information in respect of our common shares that we issued upon the exercise of options granted under our incentive stock option plan during the 2017 financial year:

Exercise Date	Number of Shares	Exercise Price
March 2, 2017	50,000	CAD$0.275
March 21, 2017	10,000	CAD$0.275
May 1, 2017	60,937	CAD$0.2775
May 1, 2017	12,500	CAD$0.60
May 30, 2017	20,313	CAD$0.60
June 1, 2017	25,000	CAD$0.275
December 6, 2017	12,500	CAD$0.275
December 8, 2017	56,250	CAD$0.275
Total	247,500

The following table sets forth information in respect of our common shares that we issued upon the vesting of share units granted under our share unit plan during the 2017 financial year.

Vesting Date	Number of Shares
February 27, 2017	113,549
March 20, 2017	1,000,000
June 9, 2017	64,000
August 17, 2017	12,500
September 17, 2017	12,500
December 8, 2017	60,000
December 10, 2017	30,000
Total	1,292,549

The following table sets forth information in respect of share units that we granted under our restricted share unit plan during the 2017 financial year.

Grant Date	Number of Share Units
June 8, 2017	84,000
December 7, 2017	240,000
Total	324,000

No other common shares, debt securities or warrants, or securities exchangeable or convertible into common shares, debt securities or warrants have been issued during the 2017 financial year.

ESCROW SECURITIES

The Company does not have any escrowed securities or securities subject to contractual restrictions on transfer.

DIRECTORS AND OFFICERS

All directors hold office until the next annual general meeting of our shareholders or until they resign or are removed from office in accordance with our articles and the Business Corporations Act (British Columbia).

Each director has formally consented to serve as a director with us.

Our current directors and officers, their business background and principal occupations during the five preceding years and the periods during which each has served in their positions as directors or officers are as follows:

Dr. Anthony F. Holler – Director, Chairman of the Board

Vancouver, British Columbia, Canada

Dr. Holler has served as one of our directors since December 2005. Dr. Holler was one of the original founders of ID Biomedical Corporation in 1991 and was a member of its Board of Directors since inception. He held a number of executive positions with ID Biomedical, including Chief Executive Officer, until the company was acquired by GlaxoSmithKline in December 2005. Prior to founding ID Biomedical, Dr. Holler served as an emergency physician at University Hospital at the University of British Columbia. Mr. Holler is the founder of Sunniva Inc., where he currently serves as Chairman and CEO. He is a member of the British Columbia College of Physicians and Surgeons. Dr. Holler holds a Bachelor of Science degree and a medical degree from the University of British Columbia.

Member of: Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee

Dr. David Johnson, – Director

Norfolk, Virginia, USA

Dr. Johnson has been a director of the Company since June of 2010 and is a partner of Gastrointestinal and Liver Specialists of Tidewater PLLC in Norfolk, VA since 1989. Dr. Johnson was one of the founding members of CRH’s Scientific Advisory Board. He is Board-certified in Internal Medicine and Gastroenterology and is a past President, as well as a Master of the American College of Gastroenterology. Dr. Johnson currently serves as Professor of Medicine, Chief of Gastroenterology, in Eastern Virginia Medical School. He has authored more than 600 papers in the field of gastroenterology.

Todd Patrick – Director

Yarrow Point, Washington, United States

Mr. Patrick is the President and Chief Executive Officer of C3J Therapeutics, Inc., a clinical stage biotechnology company based in Los Angeles, California. Prior to joining C3J, Mr. Patrick was the President and Chief Operating Officer of ID Biomedical Corporation. Mr. Patrick was with ID Biomedical from 1994 until 2005 when the company was acquired by GlaxoSmithKline. Prior to ID Biomedical, Mr. Patrick was the Director of the Office of Intellectual Property Administration at the University of California, Los Angeles (UCLA), where he was responsible for the patenting and licensing of intellectual property arising out of UCLA. Mr. Patrick holds a B.A. (Economics) from the University of Washington and a Master’s in Business Administration from Washington State University. Mr. Patrick has been a director of the Company since May 2006. In addition, Mr. Patrick currently serves on the board of directors of Sunniva Inc.

Member of: Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee

Ian Webb – Director

Vancouver, British Columbia, Canada

Mr. Webb has been a director of the Company since May 2006. He was admitted to the British Columbia bar in 1982 after graduating from Osgoode Hall Law School at York University with a Bachelor of Laws in 1981. Prior to that, Mr. Webb received a Master of Science in Theoretical Physics from the University of Saskatchewan in 1976. Mr. Webb practiced in the areas of corporate and securities law with an emphasis on the legal requirements of public companies. He is a retired partner of the law firm Borden Ladner Gervais LLP. Mr. Webb currently serves on the board of directors of Sunniva Inc.

Member of: Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee

Edward Wright – Director and Officer

Vancouver, British Columbia, Canada

Mr. Wright became CEO and director of the Company in September of 2006. Prior to joining CRH he gained extensive management experience in global luxury brands at Richemont, the holding company for some of the world’s leading luxury goods. As President of Baume & Mercier first, and then as Executive Vice-President of North America Retail for Cartier, Mr. Wright developed an ability for building solid relationships with customers and business partners alike. Upon arriving at CRH, Mr. Wright was tasked with maximizing the value of the CRH O’Regan System. He quickly determined that CRH needed to transition from a retail model to a wholesale model and by introducing it to the GI community in the United States, he created a paradigm shift for GIs by extending their continuum of care for patients. To maximize the value of CRH, Mr. Wright leveraged our relationships with the GI community leading to the launch of CRH Anesthesia Management, a business focused on providing GI anesthesia services to ASCs across the United States. CRH Anesthesia Management is now the primary driver of the Company’s revenue. Under Mr.

Wright’s management CRH has become a profitable company with strong cash flow generation and access to North American capital markets to fund the Company’s long-term growth strategy.

Richard Bear – Officer

Yarrow Point, Washington, United States

Mr. Bear has been an officer of the Company since March of 2006. Prior to CRH, he worked at ID Biomedical Corporation, first as Vice President of Finance and then as Chief Financial Officer. Since joining CRH, Mr. Bear has planned and executed all of our financial transactions including capital private placement, debt issuance and restructuring, establishment and extension of our existing credit facility with U.S. and Canadian financial institutions, and listing of our common shares on the NYSE MKT. Since December of 2014, Mr. Bear has also been in charge of the negotiation and financing, as well as the accounting and financial integration of CRH Anesthesia Management’s acquisitions into our organization. Mr. Bear has a degree in Business Administration from the University of Washington and has received a Certified Public Accountant (CPA) designation.

Jay Kreger – President, CRH Anesthesia

Atlanta, Georgia, United States

Mr. Kreger has over 25 years of diversified experience, focusing on business development and operations. Prior to joining CRH, he held the role of Vice President of Development for the Ambulatory Surgery Division at Hospital Corporation of America. Mr. Kreger received a BA in Finance at Michigan State University and a MBA at Wayne State University.

The following table sets out details of our shares, options and warrants that are directly or indirectly held by directors and executive officers as at December 31, 2017 based on 73,018,588 common shares issued and outstanding on such date:

Name	Number of Common Shares	Percentage of Outstanding Common Shares	Number of Common Shares held under Options or Share Units
Anthony F. Holler	1,066,000	1.46%	41,000

Todd R. Patrick	1,039,563	1.42%	20,687

Ian A. Webb	195,920	0.27%	41,000

Edward Wright	150,000	0.21%	1,370,000

Dave Johnson	221,900	0.30%	141,000

Richard Bear	320,000	0.44%	1,020,000

James Kreger	1,000	0.00%	400,000

TOTAL	2,994,383	4.1%	3,033,687

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Except as disclosed below, no director or executive officer of the Company:

(a)

is, or has been within the 10 years prior to the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the company access to any exemptions under securities legislation for a period of more than 30 consecutive days, (ii) was subject to a cease trade order or similar order or an order that denied the relevant company an exemption under securities legislation that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

(b)

nor, to the knowledge of the Company, a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or has been, within the last ten years, a director of executive officer of a company that, while the that person was acting in that capacity, or within a year of ceasing to act in that capacity, declared bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.

(c)

nor, to the knowledge of the Company, a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has, within the ten years prior to the date of this Annual Information Form become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.

(d)

nor, to the knowledge of the Company, a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has (i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or have entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Dr. Anthony Holler and Todd Patrick are former directors of Inviro Medical Inc. (“Inviro”). Inviro is a company incorporated under the laws of Canada which owns certain intangible assets including goodwill and customer relationships, and all of the issued and outstanding shares of Inviro Medical Devices, Inc. (the “U.S. Subsidiary”). The U.S. Subsidiary owns inventory manufactured in accordance with licences issued by the Department of Health of the Government of Canada and the FDA. On October 29, 2010, Inviro declared that it was no longer a going concern, and on or about that date, Inviro ceased to carry on business and all of its directors and officers, including Dr. Holler and Mr. Patrick, resigned. On February 7, 2011, Dr. Holler, on behalf of a committee of debentureholders of Inviro, filed a Notice of Civil Claim seeking, among other things, an order for the appointment of a receiver of all of the assets and undertakings of Inviro. On April 9, 2013, the receiver was discharged. After payment of the receiver’s fees and costs, the balance of the receivership proceeds were paid over to Anthony Holler and that money was distributed to the debenture holders of Inviro in accordance with the priorities of their debentures, pro rata.

CONFLICTS OF INTEREST

Some of our directors and officers are also directors and officers of other reporting companies. It is possible, therefore, that a conflict may arise between their duties as a director or officer of our Company and their duties as a director or officer of such other companies. All such conflicts are disclosed by them in accordance with the Business Corporations Act (British Columbia) and they govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

In the event that any of our directors or officers has a material interest in any material contract or proposed contract involving our Company, they are required to disclose their interest to the Board of Directors either in writing or in person at a meeting of the directors. Any such contract is then considered and approved by a majority of the disinterested directors. Additionally, any non-arm’s length or related party transaction that requires the approval of the Toronto Stock Exchange will be subject to more restricted filing and disclosure requirements. Related party transactions are required to be disclosed in our financial statements.

AUDIT COMMITTEE INFORMATION

Pursuant to National Instrument 52-110, we are required to have an Audit Committee and make the following disclosure.

1.	The Audit Committee’s Charter

See Schedule “A”

2.	Composition of the Audit Committee

Name	Independent/non- independent	Financially literate or not financially literate	Relevant Education and Experience
Dr. Anthony Holler	Independent (1)	Financially literate(2)	Previously CEO and Director of ID Biomedical
Todd Patrick	Independent (1)	Financially literate(2)	Previously President and Director of ID Biomedical, Masters of Business Administration – emphasis in finance.
Ian Webb	Independent (1)	Financially literate(2)	Retired Solicitor practicing corporate law and previously Director of ID Biomedical
(1)

A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(2)

An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board of Directors to review the performance of the Company’s external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the Company. The Audit Committee is authorized to approve any non-audit services or additional work which the Chairman of the Audit Committee deems as necessary who will notify the other member of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees

All fees billed by KPMG, LLP, the Company’s external auditors during the two most recently completed financial years are as follows:

	Year ended December 31, 2017	Year ended December 31, 2016
Audit Fees	CAD$354,250	CAD$304,000
Audit-Related Fees	CAD$nil	CAD$nil
Tax Fees	CAD$90,876	CAD$69,831
All Other Fees	CAD$nil	CAD$nil
Total	CAD$445,126	CAD$373,831

Audit fees: All services performed by KPMG, LLP in connection with the review of annual consolidated financial statements of the Company including services performed to comply with generally accepted auditing standards. These services include the review of quarterly financial statements in accordance with generally accepted standards for a review, equity due diligence required by underwriters, regulators and other parties in connection with raising capital for the Company and internal control reviews.

Audit Related Fees: All services performed by the KPMG, LLP in connection with statutory audits, employee benefit plan audits and special audit procedures unrelated to the annual audit.

Tax Fees: All services performed by the KPMG, LLP in connection with tax planning, compliance and advice.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth herein and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, any shareholder directly or indirectly beneficially owning, or exercising control or direction over, shares carrying more than 10% of the voting rights attached to the shares of the Company, nor an associate or affiliate of any of the foregoing persons has during the three most recently completed financial years, or during the current financial year, had any material interest, direct or indirect, in any transactions that materially affected or is reasonably expected to materially affect the Company or any of its subsidiaries.

MATERIAL CONTRACTS

In connection with the GAA Acquisition, on December 2, 2014, the Company entered into a definitive acquisition agreement with GAA and also acquired the business interest contained in a management services agreement held by another private entity. Copies of both definitive agreements pertaining to the GAA Acquisition have been filed on SEDAR and are available at the Company’s public profile page at www.sedar.com. The Company paid $58,623,000 at closing with up to an additional $14,655,000 payable within 4.5 years based on the acquired business satisfying certain financial performance requirements.

On June 26, 2017, the Company amended the Amended Scotia Facility to provide financing up to $100,000,000 via the Amended Scotia Facility. The Amended Scotia Facility has a maturity date of June 26, 2020. In conjunction with this amendment, the Company paid and accrued fees of $501,565. The amendment was determined to be a substantial modification and the Company extinguished the previous Scotia facility and wrote off deferred financing costs related to the previous facility of $173,511. As at December 31, 2017, the Company had drawn $61,700,000 under the Scotia Credit Facility. The Facility is repayable in full at maturity, with scheduled principal repayments on a quarterly basis beginning September 30, 2017 based on the initial principal issued under the term Facility. The Facility bears interest at a floating rate based on the US prime rate, LIBOR or bankers’ acceptance rates plus an applicable margin. At December 31, 2017, the interest rate on the Facility was 4.07%. The Facility is secured by the assets of the Company.

The Company is required to maintain the following financial covenants in respect of the Facility:

Financial Covenant	Required Ratio
Total funded debt ratio	2.50:1.00
Fixed charge coverage ratio	1.15:1.00

A copy of the credit agreement has been filed on SEDAR and is available at the Company’s public profile page at www.sedar.com.

In conjunction with the increase of the Scotia Facility, the Company repaid in full the principal owing on the Crown Note of CAD$22,500,000 ($17,043,750) with related interest prepayment penalties and other extinguishment costs of CAD$1,568,384 ($1,188,051). AS a result of the extinguishment of the Crown Note, the Company recorded a finance expense of $1,789,882, representing the difference between the carrying value of the loan at extinguishment and the consideration transferred to extinguish its financial obligations under the Note.

Other than as set forth herein, there are no contracts that are material to our Company that were entered into other than in the ordinary course of business and not excepted from disclosure and filing requirements, and that were entered into within the financial year ended December 31, 2017.

LEGAL PROCEEDINGS

There are no material outstanding legal proceedings or regulatory actions to which we are party, nor, to our knowledge, are there any such proceedings or actions contemplated.

NAMES AND INTEREST OF EXPERTS

No person or company, whose profession or business gives authority to the statement, report, valuation or opinion, who is named as having prepared or certified a statement, report, valuation or opinion described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or relating to, the Company’s most recently completed financial year holds any beneficial interest, direct or indirect, in any securities or property of the Company or of an associate or affiliate of the Company and no such person is expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company and no such person is a promoter of the Company or an associate or affiliate of the Company. In particular, the current auditors of our Company are KPMG, LLP, Chartered Professional Accountants, 777, Dunsmuir Street Vancouver, British Columbia V7Y 1K3. KPMG, LLP has reported on our fiscal 2016 audited consolidated financial statements, which have been filed with the securities regulatory authorities. KPMG LLP have confirmed with respect to CRH, that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

TRANSFER AGENTS AND REGISTRARS

Our transfer agent and registrar is Computershare Investor Services Inc., 100 University Avenue 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1.

ADDITIONAL INFORMATION

Additional information relating to our Company is available under our Company’s profile on the SEDAR website at www.sedar.com.

EXECUTIVE COMPENSATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Company’s information circular for its most recent annual general meeting of security holders that involved the election of directors.

ADDITIONAL FINANCIAL INFORMATION

Additional financial information relating to our Company is provided in our comparative financial statements and management’s discussion and analysis for the year ended December 31, 2017.

SCHEDULE “A”

CRH Medical Corporation

(the “Company”)

AUDIT COMMITTEE MANDATE

Purpose

The audit committee (the “Audit Committee”) of CRH Medical Corporation (the “Corporation”) is responsible for ensuring accounting integrity and solvency. The Audit Committee is also responsible for ensuring the appropriateness of insurance and investment of liquid funds. The Audit Committee will assist the board of directors of the Corporation (the “Board”) in fulfilling its oversight responsibilities by:

•	reviewing the integrity of the consolidated financial statements of the Corporation;

•	appointing (subject to shareholder ratification if required), determining funding for, and overseeing the external auditor and reviewing the external auditor’s qualifications and independence;

•	reviewing the performance of the Corporation’s external auditors;

•	reviewing the timely compliance by the Corporation with all legal and regulatory requirements for audit and related financial functions of the Corporation;

•	reviewing, and if applicable, approving, financial information contained in public filings of the Corporation prior to filing;

•	reviewing earnings announcements of the Corporation prior to release to the public;

•	reviewing the Corporation’s systems of and compliance with internal financial controls;

•	reviewing the Corporation’s auditing, accounting and financial reporting processes;

•	dealing with all complaints regarding accounting, internal accounting controls and auditing matters; and

•	dealing with any issues that result from the reviews set forth above.

Membership

1.	The Audit Committee will have a minimum of three members.

2.

Each member of the Audit Committee must be independent. “Independent” shall have the meaning, given to it in National Instrument 52-110 - Audit Committees, as may be amended from time to time, and within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and the rules of the NYSE MKT, and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Audit Committee.

3.

At the time of his or her appointment to the Audit Committee, each member of the Audit Committee shall be financially literate. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

4.	At least one member of the Audit Committee shall be an “audit committee financial expert” within the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC.

5.

Appointments and replacements to the Audit Committee will be made by the Board and will be reviewed on an annual basis. The Board will provide for continuity of membership, while at the same time allowing fresh perspectives to be added. Each member of the Audit Committee will automatically cease to be a member if he or she ceases to be an independent director.

6.	The Chair of the Audit Committee will be appointed by a vote of the Board on an annual basis.

Meetings

1.

The Audit Committee may meet as many times per year as necessary to carry out its responsibilities, but must meet at least once every quarter. No business may be transacted at a meeting unless a quorum of the Audit Committee is present. Two members of the Audit Committee shall constitute a quorum.

2.

The Audit Committee shall maintain minutes or other forms of records of the meetings and activities of the Audit Committee in sufficient detail to convey the substance of all discussions held, and shall report to the Board, within a reasonable time period, the proceedings of the Audit Committee and any recommendations made by the Audit Committee.

3.

Meetings of the Audit Committee will be held at the request of any member of the Audit Committee or at the request of the Corporation’s external auditors. The Corporation’s external auditor is entitled to receive notice of every meeting of the Audit Committee and to attend and be heard at every meeting, at the expense of the Corporation and, if so requested by a member of the Audit Committee, shall attend every meeting of the committee held during the term of office of the auditor.

4.

The Audit Committee may invite to a meeting any officers or employees of the Corporation, legal counsel, advisors and other persons whose attendance it considers necessary or desirable in order to carry out its responsibilities. Provision will be made to meet privately with external auditors.

Financial Review

1.

The Audit Committee will review the Corporation’s financial statements, management discussion and analysis (“MD&A”) and the related press releases before such documents are presented to the Board or disclosed publicly, as the case may be.

2.

The Audit Committee will review the interim financial statements of the Corporation, the related MD&A, and the press release thereon. If advisable, the Audit Committee shall approve, on behalf of the Board, the interim financial statements and related MD&A for public disclosure.

3.

The Audit Committee will review the annual audited financial statements of the Corporation, the auditor’s report thereon, the related MD&A, and the press release thereon. If advisable, the Audit Committee shall approve and recommend for Board approval the annual financial statements and related MD&A.

4.

The Audit Committee will review other financial information and financial documents that require the approval of the Board. These will include statements in prospectuses and other offering memoranda and statements required by regulatory authorities. After completing its review, if advisable, the Audit Committee shall approve and recommend for Board approval such financial information.

5.	The Audit Committee will issue any necessary reports required of the Audit Committee to be included in the Corporation’s annual proxy materials.

6.

The Audit Committee will review and discuss with management and the external auditor any major issue as to the adequacy and effectiveness of internal controls over the accounting and financial reporting systems of the

Corporation, either directly, or through the external auditors or other advisors and obtain and review a report from the external auditor, at least annually, regarding the same; and the Audit Committee will review and discuss with management and the external auditor any special steps adopted in light of material internal control deficiencies and the adequacy of disclosures about changes in internal controls over financial reporting.

7.

The Audit Committee will review, with the external auditors, the results of the external audit and any changes in accounting practices or policies, or in the financial statements as a result thereof. In addition, the Audit Committee will review any accruals, provisions, or estimates that have a significant effect upon the financial statements, as well as other sensitive matters such as disclosure of related party transactions.

8.

The Audit Committee will discuss with management and the external auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

Auditors

1.

The Audit Committee is responsible for overseeing the work of the external auditor and will communicate directly with the external auditors as required. The external auditor of the Corporation must report directly to the Audit Committee.

2.

The Audit Committee shall review and, if advisable, select and recommend for Board approval the external auditors to be nominated and the compensation of such external auditor. The Audit Committee shall have ultimate authority to approve all audit engagement terms and fees.

3.

The Audit Committee will evaluate the qualifications, performance and independence of the external auditor and the senior audit partners having primary responsibility for the audit, including considering whether the auditor’s quality controls are adequate.

4.

The Audit Committee will receive from the external auditor a formal written statement delineating all relationships between the external auditor and the Corporation and will actively engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

5.

The Audit Committee must pre-approve all non-audit services to be provided to the Corporation by the external auditor. Notwithstanding the foregoing, the Audit Committee: (a) may delegate to one or more members the authority to pre-approve any non-audit service to be provided by the external auditor, to the extent permitted by applicable law, provided that any pre-approvals granted pursuant to such delegation will be reported to the full Audit Committee at its next scheduled meeting; and (b) establish policies and procedures, from time to time, pre-approving certain non-audit services to be provided by the external auditor, provided (i) such pre-approval policies and procedures are detailed as to the particular service, (ii) the Audit Committee is informed of each non-audit service, and (iii) the procedures do not include delegation of the Audit Committee’s responsibilities to management.

6.	The Audit Committee will review and approve the Corporation’s hiring of partners, employees, former partners and former employees of the present and former external auditor of the Corporation.

7.

The Audit Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation will provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the external auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Audit Committee.

Miscellaneous

1.

The Audit Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

2.

The Audit Committee will review the policies and practices of the Corporation regarding the regular examination of officers’ expenses and perquisites, including the use of the assets of the Corporation.

3.

The Corporation must provide appropriate funding, as determined by the Audit Committee, for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

4.	The Audit Committee will review and, if advisable, approve all related party transactions.

5.	The Audit Committee will review and reassess the adequacy of this mandate as it deems appropriate but no less than annually.

A - 4